   As filed with the Securities and Exchange Commission on February 5, 2003
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                  REVLON, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                             DELAWARE                                             13-3662955
(State or Other Jurisdiction of Incorporation or Organization)     (I.R.S. Employer Identification Number)

                               625 MADISON AVENUE
                               NEW YORK, NY 10022
                                 (212) 527-4000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of registrant's principal executive offices)

                            ROBERT K. KRETZMAN, ESQ.
                                  REVLON, INC.
                               625 MADISON AVENUE
                               NEW YORK, NY 10022
                                 (212) 527-4000
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent For Service)
                                   ----------
                                    COPY TO:
                              STACY J. KANTER, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                               FAX: (212) 735-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                            AMOUNT TO               PROPOSED
    TITLE OF EACH CLASS OF SECURITIES          BE                    MAXIMUM               PROPOSED MAXIMUM          AMOUNT OF
             TO BE REGISTERED              REGISTERED       AGGREGATE PRICE PER UNIT   AGGREGATE OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     3,913,044(1)           $ 2.30(1)                  $9,000,000 (2)            $828
-----------------------------------------------------------------------------------------------------------------------------------
Rights                                         (3)                    N/A                         N/A                   $-0- (4)
===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2) Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.
(3) Evidencing the rights to subscribe for 3,913,044 shares of Class A common stock, par value $0.01 per share.
(4)   The rights are being issued without consideration.
                                  ----------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

The subscription price for our shares of Class A common stock referred to in this Registration Statement shall be equal to eighty percent (80%) of the greater of the closing price per share of our Class A common stock on the New York Stock Exchange on (i) the trading day before the date that our board of directors approved this rights offering, which was $2.88 per share, and (ii) the record date of this rights offering.

[SIDEBAR]
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
[END SIDEBAR]

                Subject to Completion, dated February 5, 2003.

PROSPECTUS


                               21,739,130 Shares

                                 REVLON, INC.

                              CLASS A COMMON STOCK

                               ----------------

     We are distributing at no charge to the holders of our Class A and Class B common stock transferable subscription rights to purchase up to an aggregate of 21,739,130 shares of our Class A common stock at a cash subscription price of
$    per share. This rights offering is being made to help fund a portion of the costs and expenses of our plan.

     The total purchase price of shares offered in this rights offering will be approximately $50,000,000. You will not be entitled to receive any subscription rights unless you are a stockholder of record as of the close of business on
   , 2003.

     The subscription rights will expire if they are not exercised by 5:00
p.m., New York City time, on      , 2003, the expected expiration date of this
rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise or sell your subscription rights before the expiration date.

     Shares of our Class A common stock are quoted on the New York Stock Exchange under the symbol "REV." The last sale price of our Class A common stock on February 4, 2003 was $2.97 per share. It is anticipated that the subscription rights will be traded on the New York Stock Exchange under the symbol " ".

                                            PER SHARE          AGGREGATE
                                           -----------   --------------------
       Subscription Price ..............       $            $  50,000,000(1)
       Estimated Expenses ..............       $            $   2,187,828
       Net Proceeds to Revlon ..........       $            $  47,812,172

        ----------------
        (1) Includes proceeds from the back-stop agreement with MacAndrews & Forbes described elsewhere in this prospectus.

     AN INVESTMENT IN OUR CLASS A COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 IN THIS PROSPECTUS BEFORE EXERCISING OR SELLING YOUR SUBSCRIPTION RIGHTS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.
                               ----------------
                    The date of this prospectus is   , 2003

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
Incorporation of Certain Documents by Reference ........................   i
Questions and Answers About the Rights Offering ........................ iii
Prospectus Summary .....................................................   1
Risk Factors ...........................................................  10
Forward-Looking Statements .............................................  19
Selected Historical and Unaudited Pro Forma Consolidated Financial Data   22
The Rights Offering ....................................................  28
Investment Agreement ...................................................  38
Use of Proceeds ........................................................  39
Dilution ...............................................................  39
Capitalization .........................................................  40
Certain United States Federal Income Tax Consequences ..................  41
Legal Matters ..........................................................  42
Experts ................................................................  42
Where You Can Find More Information ....................................  42

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. Specifically, we are incorporating by reference the following documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the completion of the offering:

     o Our Annual Report on Form 10-K for the year ended December 31, 2001, filed on February 25, 2002;

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed on May 15, 2002,
         August 14, 2002 and November 14, 2002, respectively;

     o Our two Current Reports on Form 8-K, filed on August 14, 2002 and our Current Report on Form 8-K filed on February 5, 2003; and

     o The section captioned "Description of Capital Stock" in Amendment No. 4 to our Registration Statement on Form S-1 (File No. 33-99558), filed on February 26, 1996, as incorporated by reference into our Registration Statement on Form 8-A/A-1 (File No. 33-99558), filed on February 28, 1996.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             Robert K. Kretzman, Esq.
                             Senior Vice President,
                             General Counsel and Secretary
                             Revlon, Inc.
                             625 Madison Avenue
                             New York, NY 10022
                             Telephone: (212) 527-4000

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

     Any statement contained in this prospectus or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:  What is this rights offering?

A:  This rights offering is a distribution to holders of our Class A and Class
    B common stock of     transferable subscription rights to purchase
    additional share[s] of our Class A common stock for each share of Class A
    or Class B common stock owned as of           , 2003 (or the "rights
    offering record date").

Q:  What is a subscription right?

A:  Each subscription right is a right to purchase     share[s] of our Class A
    common stock and carries with it a basic subscription privilege and an over-subscription privilege.

Q:  What is the basic subscription privilege?

A:  The basic subscription privilege of each subscription right entitles you to
    purchase     share[s] of our Class A common stock at the subscription
    price of $        per share.

Q:  What is the over-subscription privilege?

A: The over-subscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our Class A common stock at the same subscription price per share if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date.

Q:  Why are we engaging in this rights offering?

A: This rights offering is being made to help fund a portion of the costs and expenses of our plan. MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman, has proposed to provide us up to $150 million to help fund a portion of the costs and expenses of our plan. Under this proposal, we are making this $50 million rights offering. MacAndrews & Forbes has agreed to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering pursuant to its basic subscription privilege. To enhance your over-subscription privilege, MacAndrews & Forbes has agreed not to exercise its over-subscription privilege. In addition, if any shares remain following the exercise of the basic subscription privilege and the over-subscription privilege, MacAndrews & Forbes has agreed to back-stop this rights offering by purchasing the remaining shares offered.
    MacAndrews & Forbes is also providing us with a $100 million term loan
    (this loan is referred to in this prospectus as the "MacAndrews & Forbes $100 million term loan"). If, prior to the consummation of this rights offering, we have fully drawn the MacAndrews & Forbes $100 million term loan and the implementation of our plan requires some or all of the $50 million of funds that we would raise from this rights offering, MacAndrews & Forbes has agreed to advance us these funds prior to closing this rights offering by purchasing up to $50 million of newly-issued shares of our non-voting, non-dividend paying, non-convertible, Series C preferred stock. We will redeem these shares with the proceeds we receive from the rights offering and the back-stop by MacAndrews & Forbes (as described below). In addition, if we have fully drawn the MacAndrews & Forbes $100 million term loan and MacAndrews & Forbes has purchased an aggregate of $50 million of shares of our Series C preferred stock (or if we have consummated the rights offering and redeemed any outstanding shares of Series C preferred stock), MacAndrews & Forbes has agreed to provide us with up to $40 million of additional liquidity under an unsecured supplemental line of credit during 2003 and 2004, which will increase to a commitment of $65 million on January 1, 2004 (this line of credit is referred to in this prospectus as the "$40-65 million line of credit").

    The stabilization and growth phase of our plan involves increasing advertising and media spending, increasing the effectiveness of our in-store wall displays in the United States, reducing the number of our stock keeping units, or SKUs, in the United States, selectively adjusting prices on certain of our products in the United States, optimizing product availability to consumers and further strengthening our new product development process.

Q:  What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of shares of Class A common stock even if you do not exercise your subscription rights. However, because MacAndrews & Forbes has agreed to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege and to purchase all of such shares not purchased by the other stockholders pursuant to their basic subscription privileges and over-subscription privileges, if you do not exercise your subscription privileges, the percentage of our Class A common stock that you own will decrease, and your voting and other rights will be diluted.

Q:  Can our board of directors cancel this rights offering?

A: Yes. Our board of directors may decide to cancel this rights offering at any time prior to the expiration of the rights offering and for any reason. If we cancel this rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q: What should I do if I want to participate in this rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

Q: Will I be charged a sales commission or a fee if I exercise or sell my subscription rights?

A: We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any fees arising from any such sale.

Q:  Are there any conditions to my right to exercise my subscription rights?

A: Yes. This rights offering is subject to certain limited conditions. Please see "The Rights Offering--Conditions to the Rights Offering."

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: Yes. The subscription rights are transferable through usual investment channels until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription rights are a new issue of securities with no established trading market and we can give no assurance that a market for the subscription rights will develop, or if a market does develop, how long it will continue. Therefore, we cannot assure you that you will be able to sell any of your subscription rights.

Q:  How may I sell my subscription rights?

A: You may sell your subscription rights through usual investment channels. However, the subscription rights are a new issue of securities with no established trading market and we can give no assurance that a market for the subscription rights will develop, or if a market does develop, as to how long it will continue. Therefore, we cannot assure you that you will be able to sell any of your subscription rights.

Q:  Will I be able to trade my subscription rights on the New York Stock
    Exchange?

A: Yes. We anticipate that the subscription rights will be listed for trading on the New York Stock Exchange under the symbol " " and we expect that the subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date of this rights offering.

Q: What is the recommendation of our board of directors regarding this rights offering?

A: Neither our board of directors nor its special committee is making any recommendation as to whether or not you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of this rights offering and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus. You should not view MacAndrews & Forbes' agreement to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege or to back-stop this rights offering as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interests.

Q:  How many shares may I purchase if I exercise my subscription rights?

A:  You will receive   transferable subscription right for each share of
    Class A and Class B common stock that you owned on           , 2003, the
    rights offering record date. Each subscription right contains the basic subscription privilege and the over-subscription privilege. Each basic
    subscription privilege entitles you to purchase     share[s] of our Class
    A common stock for $     per share. See "The Rights Offering--Basic
    Subscription Privilege." Each over-subscription privilege entitles you to subscribe for additional shares of our Class A common stock at the same subscription price per share on a pro rata basis provided you fully exercise your basic subscription privilege. "Pro rata" means in proportion to the number of shares of our Class A common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges on your common stock holdings. See "The Rights Offering--Over-Subscription Privilege."

    We are distributing an aggregate of                subscription rights to
    stockholders. MacAndrews & Forbes has agreed to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege. In addition, to enhance your over-subscription privileges, MacAndrews & Forbes has agreed not to exercise its over-subscription privilege. If any shares remain following the exercise of the basic subscription privilege and the over-subscription privilege of all other subscription rights holders, MacAndrews & Forbes will back-stop this rights offering by purchasing the remaining shares offered.

Q:  How was the $    per share subscription price established?

A: The subscription price per share for the rights offering was set by our board of directors based on the recommendation of the special committee of independent directors of our board of directors after negotiations between the special committee and MacAndrews & Forbes. The board set the subscription price at a formula equal to eighty percent (80%) of the greater of the closing price per share of our Class A common stock on the New York Stock Exchange on (i) the trading day before the date that our board of directors approved this rights offering, which was $2.88 per share, and (ii) the record date of this rights offering. In determining the subscription price, the special committee and our board of directors considered a number of factors, including: our need for capital; our business prospects; the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our Class A common stock; an analysis of prior rights offerings; the historic and current market price of our Class A common stock; general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital; our operating history; and the liquidity of our Class A common stock.

Q:  Is exercising my subscription rights risky?

A: The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our Class A common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors."

Q:  Am I required to subscribe in this rights offering?

A:  No.

Q: How many shares of Class A and Class B common stock will be outstanding after this rights offering?

A: The number of shares of Class A and Class B common stock that will be outstanding immediately after the completion of this rights offering and
    the back-stop will be         shares and 31,250,000 shares, respectively.
    The number of shares of Class B common stock will not be affected by this rights offering.

Q: How will this rights offering affect MacAndrews & Forbes' ownership of our common stock?

A: As of the date of this prospectus, MacAndrews & Forbes indirectly owns approximately 57% of our Class A common stock and 100% of our Class B common stock, together representing approximately 83% of our combined outstanding common stock and approximately 97% of the combined voting power of our Class A and Class B common stock.

    If no other subscription rights holders exercise their subscription rights in this rights offering, after giving effect to MacAndrews & Forbes'
    back-stop, MacAndrews & Forbes will beneficially own approximately    % of
    our outstanding Class A common stock, 100% of our outstanding Class B
    common stock and approximately    % of the combined voting power of our
    Class A and Class B common stock.

    If all subscription rights holders fully exercise their subscription rights in this rights offering, MacAndrews & Forbes will beneficially own approximately 57% of our outstanding Class A common stock, 100% of our
    outstanding Class B common stock and approximately    % of the combined
    voting power of our Class A and Class B common stock.

Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your subscription rights, even if the market price
    of our Class A common stock is below the $    per share subscription
    price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A common
    stock at a price of $    per share. See "The Rights Offering--No
    Revocation."

Q: What are the federal income tax consequences of exercising my subscription rights?

A: A holder should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering. However, you should consult with your own financial and tax advisor. See "Certain United States Federal Income Tax Consequences."

Q: If this rights offering is not completed, will my subscription payment be refunded to me?

A: Yes. The subscription agent will hold all funds it receives in escrow until completion of this rights offering. If this rights offering is not completed, the subscription agent will return promptly, without interest or deduction, all subscription payments.

Q:  What should I do if I have other questions?

A: If you have questions or need assistance, please contact D.F. King & Co., Inc., the information agent, at: (800) 949-2583.

    Banks and brokerage firms please call collect at: (212) 269-5550.

    For a more complete description of this rights offering, see "The Rights Offering" section included elsewhere in this prospectus.

Q: If I exercise my subscription rights, when will I receive shares of Class A common stock purchased in this rights offering?

A: We will deliver to you or your broker certificates representing the shares of our Class A common stock that you purchased in this rights offering as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed.

                              PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of this rights offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section of this prospectus. All references to "we," "our," "ours," and "us," or "Revlon" in this prospectus are to Revlon, Inc. and its subsidiaries, unless otherwise indicated. However, in the descriptions of the subscription rights and related matters, these terms refer solely to Revlon, Inc. and not to any of our subsidiaries. United States market share and market position data herein for our brands are based upon retail dollar sales, which are derived from AC Nielsen data. AC Nielsen measures retail sales volume of products sold in the United States mass-market distribution channel. Such data represent AC Nielsen's estimates based upon data gathered by AC Nielsen from market samples and are therefore subject to some degree of variance. Additionally, as of August 4, 2001, AC Nielsen's data does not reflect sales volume from Wal-Mart, Inc.


                                  OUR COMPANY

     We manufacture, market and sell an extensive array of cosmetics and skin care, fragrances and personal care products. Revlon is one of the world's best-known names in cosmetics and is a leading mass-market cosmetics brand. We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and are marketed under such well-known brand names as Revlon, Colorstay, Revlon Age Defying, and Skinlights, as well as Almay in cosmetics; Almay Kinetin, Vitamin C Absolutes, Eterna 27 and Jeanne Gatineau in skin care; Charlie and Fire & Ice in fragrances; and High Dimension, Flex, Mitchum, Colorsilk, Jean Nate and Bozzano in personal care products.

     Revlon was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass-market distribution channel, including the lip, face makeup and nail enamel categories. We also have leading market positions in several product categories in certain markets outside of the United States, including in Australia, Canada, Mexico and South Africa. Our products are sold in more than 100 countries across five continents.

The Company's Plan

     Our plan consists of three main components: (1) the cost rationalization phase; (2) the stabilization and growth phase; and (3) the accelerated growth phase.

     Phase 1 -- Cost Rationalization

     In 1999 and 2000, we faced a number of strategic challenges. Accordingly, in 2001 we initiated a plan focused on lowering costs and improving operating efficiency.

     During 2001, we implemented several key elements of this phase of our plan. For example, we:

     o reduced departmental general and administrative expenses in our ongoing operations;

     o reduced manufacturing and warehousing square footage by approximately 55% during the period from November 2000 to December 31, 2001;

     o launched a number of major new products, including Skinlights skin brighteners, Super Top Speed Nail Enamel, Illuminance eye shadow, as well as the Almay Kinetin skincare line;

     o closed our in-house advertising division and consolidated all advertising for our Revlon and Almay brands with a single, prominent advertising agency; and

     o implemented revised trade terms with our U.S. customers intended to increase sell-through of our products, reduce merchandise returns and claims for damages and drive market growth.

     We believe that our actions during 2000 and 2001 lowered our cost structure overall and improved our manufacturing and operating efficiency, creating a platform for the stabilization and growth stage of our plan.

     Phase 2 -- Stabilization and Growth

     In February 2002, we announced the appointment of Jack L. Stahl, former president and chief operating officer of The Coca-Cola Company, as our new President and Chief Executive Officer.

     Following the appointment of Mr. Stahl, we undertook an extensive review and evaluation of our business to establish specific integrated objectives and actions to advance the next stage in our plan. As a result of this review, we established three principal objectives:

     o   creating and developing the most consumer-preferred brands;

     o   becoming the most valuable partner to our retailers; and

     o   becoming a top company where people want to work.

     We also conducted detailed evaluations and research of the strengths of the Revlon brand (and we are continuing to conduct similar evaluations and research for our other major brands); our advertising and promotional efforts; our relationships with our retailers and consumers; our retail in-store presence; and the strength and skills of our organization. As a result, we developed the following key actions to support the stabilization and growth phase of our plan:

     o Increase advertising and media spending. We expect to increase our media spending and advertising support to more competitive levels. We will also seek to improve the effectiveness of our marketing, including our advertising, by, among other things, ensuring consistent messaging and imagery in both our advertising and in the graphics included in our wall displays.

     o Increase the effectiveness of our wall displays. Beginning in the first quarter of 2003, we intend to make significant improvements to our retail wall displays in the United States by reconfiguring them to make them easier for consumers to navigate, which we believe will optimize cross-selling among our various product categories on the wall displays and make the displays easier to merchandise and stock. We also intend to continue to roll out our new wall displays, which we began in 2002. In addition, we intend to enhance merchandiser coverage to improve in-store stock levels, continue to develop our tamper evident program to reduce damages and ensure that adequate inventory of key SKUs remain in stock. We intend to work with our retail customers to improve replenishment of our products on the wall displays and to minimize out of stocks.

     o Adopt revised pricing strategies. We believe that we can increase sales by selectively adjusting prices on certain SKUs in the United States to better align our pricing with product benefits and competitive benchmarks.

     o Further strengthen our new product development process. We are developing a cross-functional new product development process intended to optimize our product offerings to ensure that we have products in key trend categories.

     o Implement a comprehensive program to develop and train our employees. We are implementing a comprehensive program to further develop the management, leadership and communication skills of our employees, which we will regularly assess as part of our goal to become a top company where people want to work.

     Phase 3 -- Accelerated Growth

     We intend to capitalize on the actions taken during our stabilization and growth phase of our plan, with the objective of increasing revenues and adjusted EBITDA over the long term.

                              RECENT DEVELOPMENTS

     In December 2002, our principal stockholder, MacAndrews & Forbes, wholly owned by Ronald O. Perelman, proposed providing us with up to $150 million in cash in order to help fund a portion of the costs and expenses associated with implementing our plan and for general corporate purposes. Our board of directors appointed a special committee of independent directors to evaluate the proposal made by MacAndrews & Forbes. The special committee reviewed and considered the proposal and negotiated enhancements to the terms of the proposal. The enhanced proposal was recommended to our board of directors by the special committee of our board of directors and approved by our full board. MacAndrews & Forbes has agreed to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege (approximately 83%, or $41.5 million), to waive its over-subscription privilege and to back-stop this rights offering by purchasing all of the Class A common stock not purchased by other stockholders (approximately 17%, or an additional $8.5 million).

     In addition, in accordance with the proposal, MacAndrews & Forbes has also provided a $100 million term loan to our subsidiary, Revlon Consumer Products Corporation, referred to herein as "Products Corporation." If, prior to the consummation of this rights offering, we have fully drawn the MacAndrews & Forbes $100 million term loan and the implementation of our plan causes us to require some or all of the $50 million of funds that we would raise from this rights offering, MacAndrews & Forbes has agreed to advance us these funds prior to closing this rights offering by purchasing up to $50 million of newly-issued shares of our Series C preferred stock which would be redeemed with the proceeds we receive from this rights offering (this investment in our Series C preferred stock is referred to in this prospectus as the "$50 million Series C preferred stock investment"). The MacAndrews & Forbes $100 million term loan has a final maturity date of December 1, 2005 and interest on such loan of 12.0% is not payable in cash, but will accrue and be added to the principal amount each quarter and be paid in full at final maturity.

     Additionally, MacAndrews & Forbes has also agreed to provide Products Corporation with an additional $40 million line of credit during 2003, which amount will increase to $65 million on January 1, 2004, and which will be available to Products Corporation through December 31, 2004, provided that the MacAndrews & Forbes $100 million term loan is fully drawn and MacAndrews & Forbes has purchased an aggregate of $50 million of our Series C preferred stock (or if we have consummated this rights offering and redeemed any outstanding shares of Series C preferred stock). The $40-65 million line of credit will be available through December 31, 2004 and will bear interest payable in cash at a rate of the lesser of (i) 12.0% and (ii) 0.25% less than the rate payable from time to time on Eurodollar loans under Products Corporation's existing credit agreement (which rate, after giving effect to the amendment to Products Corporation's existing credit agreement discussed below, is 8.25%).

     In connection with the transactions with MacAndrews & Forbes described above, and as a result of our operating results for the fourth quarter of 2002, we entered into an amendment in January 2003 of our existing credit agreement with our bank lenders and secured a waiver under our existing credit agreement of compliance with our EBITDA and leverage ratio covenants for the fourth quarter of 2002, an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2003, a waiver of compliance with such covenants for the fourth quarter of 2003 expiring on January 31, 2004, substitution of a minimum liquidity covenant through January 31, 2004 and certain other amendments to allow for the MacAndrews & Forbes $100 million term loan, the $40-65 million line of credit, and this rights offering. The amendment also increased the applicable margin on loans under the existing credit agreement by 0.5%.

     In December 2002, we announced that we would accelerate the implementation of the stabilization and growth phase of our plan and that as a result we expected that our operating income for 2002, 2003 and perhaps into 2004 would be reduced by approximately $90 to $130 million due to various aspects of the stabilization and growth phase of our plan, including returns for discontinued SKUs, allowances to retailers for price adjustments, costs for reconfiguring wall displays, and inventory write downs for discontinued products. We currently estimate that the reductions to operating income from these aspects of our plan, as well as certain other actions, would be in the range of approximately $90 to $160 million.

                                 ORGANIZATION


     The following sets forth a summary organizational chart for Revlon:


                               [GRAPHIC OMITTED]

                          +-------------------------+
                          |                         |
                          |   Mafco Holdings Inc.   |
                          |   ("Mafco Holdings")    |
                          |                         |
                          +-------------------------+
                                        |       100%
                                        |
                          +-------------------------+
                          |                         |
                          |   MacAndrews & Forbes   |
                          |     Holdings Company    |
                          | ("MacAndrews Holdings") |
                          |                         |
                          +-------------------------+
                                        |       100%
                                        |
                          +-------------------------+
                          |                         |
                          |     REV Holdings LLC    |
                          |     ("REV Holdings")    |
                          |                         |
                          +-------------------------+
                                        |        83%
                                        |
                          +-------------------------+
                          |                         |
                          |        REVLON INC.      |
                          |                         |
                          +-------------------------+
                                        |       100%
                                        |
                          +-------------------------+
                          |                         |
                          |     Revlon Consumer     |
                          |  Products Corporation   |
                          |                         |
                          +-------------------------+
                                        |
                                        |
                          +-------------------------+
                          |                         |
                          | Operating Subsidiaries  |
                          |      Revlon Consumer    |
                          |   Products Corporation  |
                          |                         |
                          +-------------------------+


     * REV Holdings currently beneficially owns 11,650,000 shares of the Class A common stock, par value $.01 per share, of Revlon, Inc. (representing approximately 57% of the outstanding shares of Class A common stock of Revlon, Inc.) and all of the outstanding 31,250,000 shares of Class B common stock, par value $.01 per share (each of which is entitled to 10 votes), of Revlon, Inc., which together represent approximately 83% of the outstanding shares of common stock of Revlon, Inc. REV Holdings also currently beneficially owns all of the outstanding 4,333 shares of Series B Convertible Preferred Stock, par value $.01 per share, of Revlon, Inc. (each of which is entitled to 100 votes and each of which is convertible into 100 shares of Class A common stock), which, together with the Class A and Class B common stock, represents approximately 97% of the combined voting power of the outstanding shares of common and preferred stock of Revlon, Inc.

                        SUMMARY OF THE RIGHTS OFFERING

RIGHTS........................   We will distribute to each stockholder of
                                 record of our Class A and Class B common stock,
                                 as of the close of business on            ,
                                 2003, at no charge,         one transferable
                                 subscription right for each share of Class A
                                 and Class B common stock owned, for a total of
                                 approximately            subscription rights.

BASIC SUBSCRIPTION PRIVILEGE...  Each right will enable its holder to purchase share[s] of our Class A common stock.

MAXIMUM AMOUNT OF THE RIGHTS
 OFFERING.....................   The amount of this rights offering will be
                                 $50,000,000.

OVER-SUBSCRIPTION PRIVILEGE...   Each holder of Class A and Class B common
                                 stock who elects to exercise its subscription rights in full may also subscribe for additional shares at the same subscription price per share, to the extent that other stockholders do not exercise their subscription rights in full. Although MacAndrews & Forbes, as a holder of Class A and Class B common stock, would otherwise be entitled to this over-subscription privilege, it has agreed to waive this right to enhance the over-subscription privilege of our other stockholders. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of this rights offering.

CONDITIONS TO THE
 RIGHTS OFFERING...............  This rights offering is subject to the conditions described under "The Rights
                                 Offering--Conditions to the Rights Offering."

BACK-STOP.....................   MacAndrews & Forbes will back-stop this
                                 rights offering by purchasing all of our shares of Class A common stock that are not purchased by other stockholders in this rights offering as part of either their basic subscription privilege or their over-subscription privilege.

SUBSCRIPTION PRICE............   $   per share.

RIGHTS OFFERING RECORD DATE.          , 2003.

EXPIRATION DATE...............   The subscription rights will expire, if not
                                 exercised, at 5:00 p.m., New York City time, on
                                          , 2003, unless we decide to extend
                                 this rights offering until some later time.

TRANSFERABILITY OF RIGHTS.....   The subscription rights will be evidenced by
                                 transferable subscription rights certificates.
                                 The subscription rights are transferable until
                                 the close of business on the last trading day
                                 preceding the expiration date, at which time
                                 they will cease to have any value. However, we
                                 can give no assurance that a market for the
                                 subscription rights will develop, or, if a
                                 market does develop, how long it will continue.
                                 See "The Rights Offering--Method of
                                 Transferring and Selling Subscription Rights."
PROCEDURE FOR
 EXERCISING RIGHTS.............  You may exercise your subscription rights by properly completing and signing your
                                 subscription rights certificate. You must deliver your subscription rights certificate with full payment of the subscription price to the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under
                                 "The Rights Offering -- Guaranteed Delivery
                                 Procedures."

                                 Once you have exercised your basic
                                 subscription privilege or your
                                 over-subscription privilege, you may not revoke your exercise. Subscription rights not exercised prior to the expiration of this rights offering will have no value.

HOW RIGHTS HOLDERS CAN EXERCISE
 SUBSCRIPTION RIGHTS
 THROUGH OTHERS................  If you hold shares of our common stock as of the rights offering record date through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

HOW FOREIGN STOCKHOLDERS AND
 STOCKHOLDERS WITH APO OR FPO
 ADDRESSES CAN
 EXERCISE RIGHTS...............  The subscription agent will mail subscription rights certificates to you if you are a
                                 stockholder of record as of the rights offering record date whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent on or prior
                                 to 5:00 p.m. New York City time, on          ,
                                 2003, and take all other steps that are
                                 necessary to exercise your subscription
                                 rights, on or prior to the date on which this rights offering expires. If you do not follow these procedures prior to the expiration of this rights offering, your subscription rights will expire without value.

CERTAIN UNITED STATES FEDERAL
 INCOME TAX CONSEQUENCES........ For United States federal income tax purposes, the receipt of subscription rights in this rights offering and the exercise of the subscription rights will not be a taxable event. You should, however, consult your own financial and tax advisor.

ISSUANCE OF OUR CLASS A COMMON
 STOCK........................   We will issue certificates representing
                                 shares of our Class A common stock purchased in this rights offering as soon as practicable after the expiration of this rights offering.

NO RECOMMENDATION TO RIGHTS
 HOLDERS......................   We are not making any recommendations as to
                                 whether or not you should subscribe for shares of our Class A common stock. You should decide whether to subscribe for such shares based upon your own assessment of your best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus. You should not view MacAndrews &
                                 Forbes' agreement to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege or to back-stop this rights offering as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interests.

NYSE SYMBOL FOR OUR CLASS A
 COMMON STOCK.................   "REV"

NYSE LISTING OF OUR CLASS A COMMON
 STOCK........................   On February 4, 2003, the last trading day
                                 prior to our public announcement of the
                                 decision of our board of directors to commence this rights offering, the closing price of our Class A common stock on the New York Stock
                                 Exchange, or NYSE, was $2.97 per share. On
                                          , 2003, the last trading day before
                                 the date of this prospectus, the closing price of our Class A common stock on the NYSE was $ per share.

LISTING OF THE RIGHTS.........   The subscription rights will be listed on the
                                 NYSE under the symbol "  ".

USE OF PROCEEDS...............   Our total gross proceeds from this rights
                                 offering will be $50 million, which could include proceeds from MacAndrews & Forbes pursuant to its agreement to back-stop this rights offering. The net proceeds from this rights offering, combined with the proceeds from the MacAndrews & Forbes $100 million term loan and the proceeds from the $40-65 million line of credit, if any, will be used to help fund a portion of the costs and expenses of our plan and for general corporate purposes.
                                 However, if MacAndrews & Forbes has advanced us money by purchasing any of our Series C preferred stock, we will use the proceeds from this rights offering to redeem such Series C preferred stock.

SUBSCRIPTION AGENT............   The subscription agent is American Stock
                                 Transfer & Trust Company.

                                 The addresses for delivery to the subscription agent are as follows:

                                 If by mail to:
                                 American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                 New York, NY 10038

                                 If by hand delivery or overnight courier to:
                                 American Stock Transfer & Trust Company
                                 6201 15th Avenue
                                 Brooklyn, NY 11219

                                 You may call the subscription agent at
                                 (718) 921-8200.

                                 Your delivery to an address other than the addresses set forth above will not constitute valid delivery.

INFORMATION AGENT.............   The information agent is D.F. King & Co.,
                                 Inc.

                                 You may call the information agent at
                                 (800) 949-2583.

                                 Banks and brokerage firms please call collect at (212) 269-5550.

     For additional information concerning the subscription rights and our common stock, see "The Rights Offering" below.

                                  ----------

                                 RISK FACTORS

     You should carefully consider the information under "Risk Factors" and all other information in this prospectus before deciding to exercise or sell your subscription rights.

                                  ----------

     Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Our telephone number is (212) 527-4000.

                                 RISK FACTORS

     An investment in our Class A common stock involves risks. You should carefully consider the following factors and all of the information contained elsewhere in this prospectus and in the documents incorporated by reference herein before deciding to exercise or sell your subscription rights.


RISKS RELATED TO THE COMPANY

We have a limited operating history under our plan.

     We have recently implemented material changes in our business plan intended to improve operating results, and we are in the process of implementing further changes to our plan in connection with the stabilization and growth phase of our plan. There can be no assurance that our plan will be successful or that it will enable us to achieve or maintain profitable operations. We expect to experience significant increases in sales as a result of our plan. If we fail to execute our plan effectively, we may not achieve expected increases in sales, which could adversely affect our liquidity. Additionally, it is possible that the changes may have unanticipated consequences that could be adverse to our business. The stabilization and growth phase of our plan involves a number of significant changes, including:

     o increasing our advertising and media spending to increase our competitiveness and to support new product launches and core products;

     o realigning and improving our wall displays in the United States to enhance brand image, improve cross-selling and make products easier to merchandise and rolling out our newly-configured wall displays and reconfiguring existing wall displays at our retail accounts in the United States on an accelerated basis;

     o simplifying our product assortment in the United States by a reduction in SKUs;

     o   selectively adjusting prices on certain products in the United States;

     o   increasing merchandiser coverage to improve in-store stock levels; and

     o   further strengthening our new product development process.

     Each of these components of the stabilization and growth phase of our plan carries significant risks, as well as the possibility of unexpected consequences. Potential risks include:

     o increased advertising and media expenses may fail to achieve their intended effects;

     o our changes to our wall displays in the United States may fail to achieve their intended effects;

     o we may experience returns exceeding our expectations as a result of our reduction of SKUs in the United States;

     o we may incur costs exceeding our expectations as a result of the roll out of our newly-configured wall displays and the reconfiguration of our existing wall displays at our retail accounts in the United States or the newly-configured wall displays may fail to achieve their intended effects;

     o our selective price adjustments in the United States may fail to achieve their intended effect of increasing sales of those products;

     o we will incur increased costs arising from our plan to increase in-store merchandiser coverage, and the increased merchandiser coverage may not achieve its intended effect;

     o our strengthened new product development process may not be as successful as we contemplated, and consumers may not accept our new product offerings to the degree we envisioned; and

     o our competitors could increase their spending on advertising and media and increase their new product development spending or take other steps in response to the stabilization and growth phase of our plan, which could impact the effectiveness of the stabilization and growth phase of our plan and our ability to achieve our objective of increased sales and operating income.


We are a holding company with no business operations of our own and are dependent on our subsidiaries to pay certain expenses and dividends.

     We are a holding company with no business operations of our own. Our only material asset is all of the outstanding capital stock of Products Corporation, through which we conduct our business operations. As such, our net (loss) income has historically consisted predominantly of our equity in the net (loss) income of Products Corporation, which for the nine-month periods ended September 30, 2001 and 2002, was approximately $(123.9) million and $(105.0) million, respectively, which excluded approximately $1.5 million and $2.1 million, respectively, in expenses primarily related to being a public holding company, and for 1999, 2000 and 2001 was approximately $(369.7) million, $(128.0) million and $(152.2) million, respectively, which excluded approximately $1.2 million, $1.7 million and $1.5 million, respectively, in expenses primarily related to being a public holding company. We will be dependent on the earnings and cash flow of, and dividends and distributions from, Products Corporation to pay our expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees and regulatory fees such as SEC filing fees. We cannot assure you that Products Corporation will generate sufficient cash flow to pay dividends or distribute funds to us or that state law and contractual restrictions, including negative covenants contained in our various debt instruments, will permit such dividends or distributions. See "--The terms of Products Corporation's debt instruments and Products Corporation's existing bank credit agreement significantly limit our ability to pay dividends."


Our substantial indebtedness could adversely affect our operations and flexibility, our ability to service our debt and your investment in our Class A common stock.

     We have a substantial amount of outstanding indebtedness. As of September 30, 2002, our total indebtedness was approximately $1,742.1 million. In addition, on February 5, 2003, MacAndrews & Forbes provided Products Corporation with the MacAndrews & Forbes $100 million term loan. Additionally, MacAndrews & Forbes will provide to Products Corporation the additional $40-65 million line of credit through December 31, 2004. We have substantial debt maturing in 2005 which will require refinancing in addition to the funds provided under the MacAndrews & Forbes $100 million term loan, the $40-65 million line of credit and the proceeds of this rights offering. We are subject to the risks normally associated with substantial indebtedness, including the risk that our cash flow from operations will be insufficient to meet required payments of principal and interest, and the risk that we will be unable to refinance existing indebtedness when it becomes due or that the terms of any such refinancing will be less favorable than the current terms of such indebtedness. Should any such risks materialize, they could have a material adverse effect on our business, financial condition and/or results of operations and could materially and adversely affect your investment in our Class A common stock.


     Our substantial indebtedness could have important consequences to you. For example, it could:

     o limit our ability to fund our plan, future working capital, capital expenditures, advertising expenses, new product development costs, product displays, acquisitions, investments, restructurings and other general corporate requirements;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for our plan and other general corporate purposes;

     o place us at a competitive disadvantage compared to our competitors that have less debt;

     o limit our flexibility in responding to changes in our business and the industry in which we operate; and

     o make us more vulnerable in the event of adverse economic conditions or a downturn in our business.

Our ability to service our debt, meet our debt covenants and meet our cash requirements depends on many factors.

     We currently anticipate that operating cash flow, cash on hand, funds available for borrowing under our existing bank credit agreement and under the MacAndrews & Forbes $100 million term loan, the proceeds from this rights offering (which may be advanced to us as a result of the $50 million Series C preferred stock investment prior to the consummation of this rights offering if we have fully drawn the MacAndrews & Forbes $100 million term loan) and the $40-65 million line of credit, will be sufficient to cover our operating expenses, including cash requirements in connection with our ongoing operations, our plan and our debt service requirements for 2003. The MacAndrews & Forbes $100 million term loan, the $40-65 million line of credit and the proceeds from this rights offering are intended to help fund our plan and to decrease the risk that would otherwise exist if we would fail to meet our debt and ongoing obligations as they become due in 2003. However, if such funds are insufficient to cover our expenses, we could be required to adopt one or more alternatives listed below. For example, we could be required to:

     o   delay the implementation of or revise certain aspects of our plan;

     o reduce or delay purchases of displays or advertising and promotional expenses;

     o   reduce or delay capital spending;

     o   delay, reduce or revise restructuring programs;

     o   sell additional equity securities;

     o   sell assets or operations;

     o   restructure our indebtedness;

     o seek additional capital contributions or loans from MacAndrews & Forbes, our other affiliates and/or third parties; and/or

     o   reduce other discretionary spending.

     If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations and could adversely affect your investment in our Class A common stock. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our cash requirements or that these actions would be permitted under the terms of our various debt instruments then in effect. Other than MacAndrews & Forbes' obligations pursuant to the Investment Agreement described below (which includes MacAndrews & Forbes' commitment to provide us with the MacAndrews & Forbes $100 million term loan, the $50 million Series C preferred stock investment and the $40-65 million line of credit), none of our affiliates has any obligation to contribute or loan to us any capital.

Restrictions and covenants in debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply.

     The indentures governing Products Corporation's outstanding indebtedness, the agreements governing the MacAndrews & Forbes $100 million term loan and the $40-65 million line of credit and the existing bank credit agreement contain a number of significant restrictions and covenants that limit our ability, among other things, to:

     o   borrow money;

     o   use assets as security in other borrowings or transactions;

     o   pay dividends on stock or purchase stock;

     o   sell assets;

     o   enter into certain transactions with affiliates; and

     o   make certain investments or acquisitions.

     In addition, our existing bank credit agreement requires us to maintain certain financial ratios, meet certain financial tests and restricts our ability and the ability of our subsidiaries to make capital expenditures. These financial covenants affect our operating flexibility. Our existing bank credit agreement has been amended to permit this rights offering, the MacAndrews & Forbes $100 million term loan and the $40-65 million line of credit. Further, the effect on adjusted EBITDA of certain aspects of the implementation of the stabilization and growth phase of our plan and our results from the fourth quarter of 2002 required us to obtain waivers under our existing credit agreement of compliance with our EBITDA and leverage ratio covenants for the fourth quarter of 2002, an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2003 and a waiver of compliance with such covenants for the fourth quarter of 2003 expiring on January 31, 2004 and required us to substitute a minimum liquidity covenant through January 31, 2004. We have obtained these waivers and amendments.

We will need to seek further amendments to or waivers of certain covenants under our existing credit agreement in 2004.

     The amendments to and waivers of various provisions in our existing credit agreement provide for, among other things, a waiver through January 31, 2004 of compliance with the EBITDA and leverage ratio covenants for the fourth quarter of 2003. This means that we will need to seek a further amendment to our existing credit agreement or waiver of these covenants or take actions referred to below before January 31, 2004.

     While we expect that our bank lenders will consent to such amendment or waiver request, we cannot assure you that they will or that they will do so on terms which are favorable to us. If we fail to secure the amendment or waiver we could be required to take one or more of the following actions:

     o   refinance the existing credit agreement;

     o   sell additional equity securities;

     o   sell assets or operations; and/or

     o seek additional capital contribution and/or loans from MacAndrews & Forbes, our other affiliates and/or third parties.

     If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and/or results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our cash requirements or that these actions would be permitted under the terms of our various debt instruments then in effect. Should any such risks materialize, they could materially and adversely affect your investment in our Class A common stock. Other than MacAndrews & Forbes' obligations pursuant to the Investment Agreement described above, the MacAndrews & Forbes $100 million term loan and the $40-65 million line of credit, none of our affiliates has any obligation to contribute or loan to us any capital.

Dependence on Oxford, North Carolina facility.

     Following our rationalization and consolidation of our global manufacturing, a substantial portion of our products were produced at our Oxford, North Carolina facility. Significant unscheduled downtime at this facility due to equipment breakdowns, power failures, natural disasters or any other cause, could adversely affect our results of operations and financial condition. Although we maintain insurance, including business interruption insurance, that we consider to be adequate under the circumstances, there can be no assurance that we will not incur losses beyond the limits or outside the coverage of our insurance.

Dependence on Maesteg, Wales facility.

     In July 2001, we sold our principal European manufacturing facility in Maesteg, Wales and entered into a long-term supply contract with the purchaser under which the purchaser produced substantially all Revlon color cosmetics and other products for the European market. In October 2002, after experiencing production difficulties with this supplier, we and the supplier terminated the long-term supply agreement and entered into a new agreement with significantly reduced volume commitments and we agreed to loan such supplier $2.0 million. To address the past production difficulties, under the new arrangement the supplier can earn performance-based payments of approximately $6.3 million (less the unpaid balance of such loan) over a four-year period contingent on the supplier achieving specific production service level goals. As a part of this new arrangement, we and the supplier agreed that the manufacturing of certain product lines would transfer from the Maesteg, Wales facility to our other plants or other third party suppliers. If the supplier is unable to fulfill its obligations under this new supply contract because of manufacturing difficulties or disruption at the Maesteg, Wales facility or for any other reason, or if we encounter difficulties in transferring certain product lines out of the Maesteg, Wales facility to our other plants or other third party suppliers, this could adversely affect our sales in the European market, which could have an adverse effect on our overall results of operations and financial condition.

We depend on a limited number of customers for a large portion of our net sales.

     For the nine-month periods ended September 30, 2001 and 2002, Wal-Mart, Inc. and its affiliates accounted for approximately 19.6% and 20.3%, respectively, and for 1999, 2000 and 2001 Wal-Mart, Inc. and its affiliates accounted for approximately 13.1%, 16.5% and 19.7%, respectively, of our net sales (after giving effect to the adjustments resulting from the adoption of FASB Emerging Issues Task Force, Issue 01-9 (the "Guidelines") in 2000 and
2001). We expect that for 2003 and future periods, Wal-Mart and a small number of other customers will, in the aggregate, account for a large portion of our net sales. The loss of Wal-Mart or one or more of our other customers that may account for a significant portion of our net sales, or any significant decrease in sales to these customers or any significant decrease in our retail display space in any of these customers' stores, could have a material adverse effect on our business, financial condition and results of operations.

     In January 2002, Kmart Corporation filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On January 24, 2003, Kmart announced that it had filed its proposed plan of reorganization with the U.S. Bankruptcy Court and that it was positioned to emerge from bankruptcy on or about April 30, 2003. In the second quarter of 2002, Kmart closed 283 underperforming stores and announced on January 14, 2003 that it would close an additional 323 underperforming stores. Kmart accounted for less than 5% of our net sales in 2001 and in the nine-month period ended September 30, 2002. Although we plan to continue doing business with Kmart for the foreseeable future and, based upon the information currently available, believe that Kmart's bankruptcy proceedings and store closings will not have a material adverse effect on our business, financial condition or results of operations, there can be no assurances that Kmart's financial condition will not have such an effect on us.

     In January 2002, J.C. Penney Corp. announced that it will be discontinuing color cosmetics in most of its stores. J.C. Penney carries our Ultima brand, however our sales to J.C. Penney accounted for less than 1% of our total sales during 2001 and for the nine-month period ended September 30, 2002. Accordingly, we do not believe that this discontinuance will have a material adverse effect on our business, financial condition and results of operations.

Competition in the consumer products business could materially adversely affect our business, financial condition and results of operations.

     The consumer products business is highly competitive. We compete on the basis of numerous factors. Brand recognition, product quality, performance and price, product availability at the retail stores, and the extent to which consumers are educated on product benefits have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions also have a significant impact on buying decisions, and the structure and quality of the sales force, as well as consumer consumption of our products, affect in-store position, permanent display space and inventory levels in retail outlets. An increase in the amount of competition that we face could have a material adverse effect on our business, financial condition and/or results of operations. We experienced declines in our United States market share in various product categories from late 1998 through the first half of 2002

(although for the second half of 2002 and for the full year 2002, the market share for our Revlon branded color cosmetics in the United States mass market increased over the prior year), and there can be no assurance that declines in market share will not occur in the future or that the recent share increases will continue. In addition, we compete in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than we do, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than we do. In addition to products sold in the mass-market and demonstrator-assisted channels, our products also compete with similar products sold door-to-door or through mail order or telemarketing by representatives of direct sales companies.

Social, political and economic risks may affect our foreign operations and we may be affected by foreign currency fluctuation.

     As of December 31, 2002, we had operations based in 17 foreign countries. We are exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including those in Asia, Eastern Europe and Latin America. Such changes include changes in the laws and policies that govern foreign investment in countries where we have operations, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. In addition, fluctuations in foreign currency exchange rates may affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. During 2002, our operations in Latin America, which for the nine-month period ended September 30, 2002 contributed 7.8% of our total net sales, have been adversely affected by political and economic conditions and foreign currency devaluations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. Our net sales outside of the United States and Canada for the nine-month periods ended September 30, 2001 and 2002 were 31.2% and 28.8%, respectively, of our total net sales, and for 1999, 2000 and 2001 were 45.3%, 38.0% and 31.9%, respectively, of our total net sales (after giving effect to the implementation of the Guidelines). In addition, changes in the value of relevant currencies may affect the cost of certain items required in our operations. We enter into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. At September 30, 2002, the notional amount of our foreign currency forward exchange contracts was $17.1 million. We can offer no assurances as to the future effect of changes in social, political and economic conditions on our business or financial condition.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other attacks, acts of war or military actions, such as possible military actions in Iraq, may adversely affect the markets in which we operate, our operations and our profitability.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have contributed to major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, the military response and future developments, or other military actions such as the possible military actions in Iraq, may adversely affect prevailing economic conditions, resulting in reduced consumer spending and reduced demand for our products. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.


Control by MacAndrews & Forbes.

     MacAndrews Holdings is a corporation wholly owned through Mafco Holdings by Ronald O. Perelman. MacAndrews & Forbes currently indirectly owns approximately 83% of our outstanding Class A and Class B common stock and controls approximately 97% of the combined voting power of our common stock, and could own as much as % of our outstanding Class A and Class B common stock and control as much as % of the combined voting power of our common stock after this rights offering, assuming the back-stop is exercised in full. MacAndrews & Forbes currently is, and after this rights offering will continue to be, able to direct and control our policies and those of our subsidiaries, including mergers, sales of assets and similar transactions. The capital stock of Products Corporation held by us is pledged to secure our guarantee under Products Corporation's existing bank credit agreement and Products Corporation's 12% Senior Secured Notes due 2005 (the "12% Notes"), and shares of our common stock and shares of common stock of intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates. A foreclosure upon any shares of our or Products Corporation's common stock could constitute a change of control under the indenture governing the 12% Notes and the indentures governing Products Corporation's other outstanding indebtedness. A change of control constitutes an event of default under Products Corporation's existing bank credit agreement, which would permit the lenders to accelerate Products Corporation's existing bank credit agreement. In addition, holders of Products Corporation's 12% Notes, 9% Senior Notes due 2006 (the "9% Notes"), 8 1/8% Senior Notes due 2006 (the "8 1/8% Notes") and 8 5/8% Senior Subordinated Notes due 2008 (the "8 5/8% Notes") may require Products Corporation to repurchase its notes under those circumstances. Products Corporation may not have sufficient funds at the time of the change of control to repay in full the borrowings under Products Corporation's existing bank credit agreement or to repurchase the 12% Notes and the other outstanding notes.

Attempting to accomplish all of the elements of the stabilization and growth phase of our plan simultaneously may prove to be burdensome and may cause disruption or difficulties in our business.

     We have recently implemented the stabilization and growth phase of our plan, which includes increasing advertising and media spending, changing our newly-configured in-store wall displays in the United States, reducing the number of our SKUs in the United States, selectively adjusting prices on certain products in the United States, optimizing product availability to consumers and further strengthening our new product development process. Attempting to accomplish all of these elements simultaneously may prove to be a financial and operational burden on us. If we are unable to successfully accomplish all of the elements of the stabilization and growth phase of our plan simultaneously, it may have a material adverse effect on our business.

The terms of Products Corporation's debt instruments and Products Corporation's existing bank credit agreement significantly limit our ability to pay dividends.

     The terms of Products Corporation's existing bank credit agreement, the 12% Notes, the 9% Notes, the 8 1/8% Notes, the 8 5/8% Notes, the MacAndrews & Forbes $100 million term loan and the $40-65 million line of credit, generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to us, among other things, to enable us to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as SEC filing fees, fees associated with this filing and other miscellaneous expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon of its Class A common stock in connection with the delivery of such Class A common stock to grantees under the Revlon, Inc. Fourth Amended and Restated 1996 Stock Plan, or the "Stock Plan."

Delaware law provisions and control by MacAndrews & Forbes could make a third-party acquisition of our company difficult.

     We are a Delaware corporation. The Delaware General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of our company. MacAndrews & Forbes currently indirectly owns approximately 83% of our outstanding Class A and Class B common stock and controls approximately 97% of the combined voting power of our common stock, and could own as much as % of our outstanding Class A and Class B common stock and control as much as % of the combined voting power of our common stock after this rights offering, assuming the back-stop is exercised in full, and therefore has, and after the rights offering will continue to have, the ability to elect all of the members of our board of directors. Control by MacAndrews & Forbes may discourage certain types of transactions involving an actual or potential change of control of Revlon, including transactions in which the holders of our common stock might receive a premium for their shares over prevailing market prices.

Future sales of our Class A common stock may depress our stock price.

     No prediction can be made as to the effect, if any, that future sales of our Class A common stock, or the availability of Class A common stock for future sales, will have on the market price of our

Class A common stock. Sales in the public market of substantial amounts of our Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Class A common stock.

RISKS RELATED TO THE RIGHTS OFFERING

Stockholders who do not fully exercise their subscription rights will have their interests diluted by MacAndrews & Forbes and those other stockholders who do exercise their subscription rights.

     If you choose not to exercise your basic subscription right in full, your relative ownership interest in us will be diluted to the extent others exercise their basic subscription and over-subscription rights. Your voting rights will also be diluted if you do not exercise your subscription rights in full. This rights offering will result in our issuance of up to an additional 21,739,130 shares of our Class A common stock. In addition, although MacAndrews & Forbes has agreed not to exercise its over-subscription right, they have committed to back-stop this rights offering by purchasing all of the shares of Class A common stock that are not purchased by other stockholders in this rights offering, which would increase their overall ownership position. If no subscription rights holder other than MacAndrews & Forbes exercises their subscription rights in this rights offering, the transactions contemplated by the Investment Agreement, including the MacAndrews & Forbes back-stop, will result in the issuance of an additional 21,739,130 shares of our Class A common stock to MacAndrews & Forbes. Subscription rights holders who do not exercise or sell their subscription rights will lose any value in their subscription rights.

The subscription price determined for this rights offering is not an indication of our value.

     The subscription price per share for the rights offering was set by our board of directors based on the recommendation of the special committee of independent directors of our board of directors after negotiations between the special committee and MacAndrews & Forbes. The board set the subscription price at a formula equal to eighty percent (80%) of the greater of the closing price per share of our Class A common stock on the New York Stock Exchange on (i) the trading day before the date that our board of directors approved this rights offering, which was $2.88 per share, and (ii) the record date for this rights offering. In determining the subscription price, the special committee and our board of directors considered a number of factors, including: our need for capital; our business prospects; the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our Class A common stock; an analysis of prior rights offerings; the historic and current market price of our Class A common stock; general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital; our operating history; and the liquidity of our Class A common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our Class A common stock. After the date of this prospectus, our Class A common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

     Once you exercise your subscription rights, you may not revoke the exercise, unless we amend this rights offering. The public trading market price of our Class A common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our Class A common stock decreases below the subscription price, you will have committed to buying shares of our Class A common stock at a price above the prevailing market price. Our Class A common stock is traded on the NYSE under the symbol "REV" and the last reported sales price of our Class A common stock on the NYSE on February 4, 2003 was $2.97 per share. Moreover, you may be unable to sell your shares of Class A common stock at a price equal to or greater than the subscription price you paid for such shares.

We may cancel this rights offering and you will not receive interest on subscription funds returned to you if we do so.

     If we elect to withdraw or terminate this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we or the subscription agent received from you.

If you do not act promptly and follow subscription instructions, your exercise of subscription rights may be rejected.

     Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually
received by the subscription agent prior to       , 2003, the expiration date
of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the
subscription agent prior to       , 2003. We shall not be responsible if your
broker, custodian or nominee fails to ensure that all required forms and
payments are actually received by the subscription agent prior to the       ,
2003 expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

No prior market exists for the subscription rights.

     The subscription rights are a new issue of securities with no established trading market. The subscription rights are transferable until the close of business on the last trading day prior to the expiration date of this rights offering, at which time they will cease to have any value. However, we can give no assurance that a market for the subscription rights will develop, or if a market does develop, as to how long it will continue.

Risk of personal check

     Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days.

                          FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

     o increases of our advertising and media spending to increase competitiveness and to support new product launches and core products, as well as improving the effectiveness of our advertising;

     o the introduction of new products and further strengthening of our new product development process;

     o our plans to improve the effectiveness of our retail wall displays in the United States;

     o our plans to reduce the number of our SKUs in the United States, selectively adjust prices on certain of our products in the United States and optimize product availability to consumers by enhancing merchandiser coverage, continuing to develop our tamper evident program and reducing out of stocks;

     o our plans to implement comprehensive programs to develop and train our employees;

     o   our future financial performance;

     o the effect on sales of political and/or economic conditions, adverse currency fluctuations, military actions and competitive activities;

     o our plans to accelerate the implementation of the stabilization and growth phase of our plan and the charges and the cash costs resulting from implementing such plan and the timing of such costs as well as our expectations for improved revenue as a result of such phase of our plan;

     o restructuring activities, restructuring costs, and benefits from such activities;

     o our expectation that cash flow from operations, cash on hand, cash available from this rights offering and the $50 million Series C preferred stock investment, if any, and availability of borrowings under the MacAndrews & Forbes $100 million term loan, the $40-65 million line of credit, and our existing bank credit agreement, will be sufficient to satisfy our cash requirements in 2003, and the availability of funds from capital contributions or loans from MacAndrews & Forbes, our other affiliates and/or third parties;

     o uses of funds, including for the purchase and reconfiguration of wall displays, increases in advertising and media, and to help fund a portion of the costs and expenses of the stabilization and growth phase of our plan and our estimates of operating expenses, working capital expenses, wall display costs, capital expenditures, restructuring costs or debt service payments;

     o the effects of the loss of one or more customers, including, without limitation, Wal-Mart, and the status of our relationship with our customers;

     o   the effects of competitive responses to the implementation of our plan;
         and

     o   our ability to effectively execute the various elements of our plan.

     In addition, the documents incorporated in this prospectus by reference contain other forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "projects," "forecast," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our filings with the SEC, including this filing, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

     o difficulties or delays in developing and/or presenting our increased advertising programs and/or improving the effectiveness of our advertising;

     o difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings and/or in further strengthening our new product development process;

     o difficulties or delays or unanticipated costs associated with improving our wall displays in the United States;

     o difficulties or delays in implementing our plans to reduce the number of SKUs in the United States, adjust prices of our products in the United States and/or optimize product availability to consumers;

     o difficulties or delays in implementing comprehensive programs to train our employees;

     o unanticipated circumstances or results affecting our financial performance, including changes in consumer preferences, such as reduced consumer demand for our color cosmetics and other current products, and actions by competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes, including increases in market share;

     o effects of and changes in political and/or economic conditions, including inflation, monetary conditions and military actions, and in trade, monetary, fiscal and tax policies in international markets;

     o unanticipated costs or difficulties or delays in completing projects associated with the stabilization and growth phase of our plan;

     o difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from our restructuring activities;

     o lower than expected cash flow from operations, the inability to secure capital contributions or loans from MacAndrews & Forbes, our other affiliates and/or third parties or the unavailability of funds under our existing bank credit agreement, the MacAndrews & Forbes $100 million term loan, the $50 million Series C preferred stock investment, if any, the $40-65 million line of credit or from this rights offering;

     o higher than expected operating expenses, working capital expenses, wall display costs, capital expenditures, restructuring costs or debt service payments;

     o combinations among significant customers or the loss, insolvency or failure to pay debts by a significant customer or customers;

     o difficulties or delays in responding to competitive responses to the implementation of our plan; and

     o difficulties, delays or unanticipated costs in the execution of elements of our plan.

     You should consider the areas of risk described above, as well as those set forth in other documents we have filed with the SEC and which are incorporated by reference into this prospectus, in connection with any forward-looking statements that may be made by us. Forward-looking statements speak only as of the date they are made, and, except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K to the SEC

(which, among other places, can be found on the SEC's website at http://www.sec.gov, as well as on our website at www.revloninc.com.) See "Where You Can Find More Information." The cautionary discussion of risks and uncertainties under "Risk Factors" are factors that we think could cause our actual results to differ materially from expected results. Factors other than those listed above could cause our results to differ materially from expected results. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                       SELECTED HISTORICAL AND UNAUDITED
                     PRO FORMA CONSOLIDATED FINANCIAL DATA


     The selected historical consolidated financial data for each of the years in the five-year period ended December 31, 2001 has been derived from our audited consolidated financial statements, except for net sales, gross profit and selling, general and administrative expenses in 1997 and 1998 which have been adjusted to reflect the required reclassifications discussed below. The selected historical financial data for the nine-month periods ended September 30, 2001 and 2002 and as of September 30, 2002 have been derived from our unaudited consolidated condensed financial statements which reflect, in the opinion of our management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial data for such periods. Results for interim periods are not necessarily indicative of the results for the full year.

     In November 2001, the FASB Emerging Issues Task Force (the "EITF") reached consensus on the Guidelines, which address when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in the financial statements. We adopted the earlier portion of these new Guidelines (formerly EITF Issue 00-14) addressing certain sales incentives effective January 1, 2001 and, accordingly, all prior period financial statements reflect the implementation of the earlier portion of the Guidelines. The second portion of the Guidelines (formerly EITF Issue 00-25) addresses vendor income statement characterization of consideration to a purchaser of the vendor's products or services, including the classification of slotting fees, cooperative advertising arrangements and buy-downs. We adopted the second portion of the Guidelines effective January 1, 2002 and, accordingly, the accompanying selected historical financial data for the nine-month periods ended September 30, 2001 and 2002 reflect the implementation of the second portion of the Guidelines. For presentation purposes the historical financial data for each of the years in the five-year period ended December 31, 2001 has been restated to reflect the second portion of the Guidelines. Such adoption did not have any impact on our reported operating income (loss), net income (loss) or Adjusted EBITDA (as defined below).

     You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, incorporated by reference in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited consolidated condensed financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, incorporated by reference in this prospectus.

     We have not implemented the new SEC rules regarding non-GAAP financial measures as they apply to financial statements for periods ending after March 28, 2003. We will apply such rules to our results for the fiscal quarter ending March 31, 2003.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

                                                                               YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                       1997(B)          1998(B)          1999(B)        2000(B)          2001(B)
                                                     ----------       ----------        ---------      ---------        ---------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
HISTORICAL STATEMENT OF OPERATIONS DATA (A):
Net sales ........................................    $ 2,076.5         $2,064.1         $1,629.8      $ 1,409.4        $1,277.6
Gross profit .....................................      1,297.3          1,262.0(d)         903.5          835.1(f)        733.4(g)
Selling, general and administrative expenses .....      1,079.5          1,104.2          1,075.3(e)       765.1           679.2(g)
Restructuring costs and other, net ...............          3.6(c)          33.1(d)          40.2(e)        54.1(f)         38.1(g)
                                                      ---------         --------         --------      ---------        --------
Operating income (loss) ..........................        214.2            124.7           (212.0)          15.9            16.1
Interest expense, net ............................        129.5            132.7            145.1          142.4           136.6
Amortization of debt issuance costs ..............          6.6              5.1              4.3            5.6             6.2
Loss (gain) on sale of product line, brands and
 facilities, net .................................            --               --             0.9          (10.8)           14.4
Miscellaneous, net ...............................         12.2              9.2             (0.5)          (0.2)            4.9
                                                      ----------        ---------        --------      ---------        --------
Income (loss) from continuing operations
 before income taxes .............................         65.9            (22.3)          (361.8)        (121.1)         (146.0)
Provision for income taxes .......................          9.3              5.0              9.1            8.6             4.1
                                                      ----------        ---------        --------      ---------        --------
Income (loss) from continuing operations .........         56.6            (27.3)          (370.9)        (129.7)         (150.1)
Income (loss) from discontinued operations .......          0.7            (64.2)              --             --              --
Extraordinary items -- early extinguishment
 of debt .........................................        (14.9)           (51.7)              --             --            (3.6)
                                                      ----------        ---------        --------      ---------        --------
Net income (loss) ................................    $    42.4         $ (143.2)        $ (370.9)     $  (129.7)       $ (153.7)
                                                      ==========        =========        ========      =========        ========
Basic income (loss) from continuing
 operations per common share .....................    $    1.09         $  (0.52)        $  (7.12)     $   (2.49)       $  (2.87)
Diluted income (loss) from continuing
 operations per common share .....................    $    1.08         $  (0.52)        $  (7.12)     $   (2.49)       $  (2.87)

OTHER DATA:
Net cash provided by (used for) operating
 activities ......................................    $     7.6         $  (52.2)        $  (81.8)     $   (84.0)       $  (86.5)
Net cash (used for) provided by investing
 activities ......................................        (84.3)           (91.0)           (40.7)         322.1            87.2
Net cash provided by (used for) financing
 activities ......................................         86.0            159.8            117.5         (203.7)           46.3
Adjusted EBITDA (i) ..............................        257.2            209.1            (73.5)         184.4           200.2
Capital expenditures .............................         52.3             60.8             42.3           19.0            15.1
Purchase of permanent displays ...................         68.9             76.6             66.5           51.4            44.0
Net loss, excluding goodwill amortization
 expense (j) .....................................                                         (358.1)        (120.7)         (146.0)
Basic and diluted net loss per common share,
 excluding goodwill amortization
 expense (j) .....................................                                       $  (6.88)     $   (2.31)       $  (2.80)
Pro forma net loss (k) ...........................                                                                      $
Pro forma basic and diluted net loss per
 common share (k) ................................                                                                      $



                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                   ------------------------------------
                                                         2001               2002
                                                  -------------------- ----------------
                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
HISTORICAL STATEMENT OF OPERATIONS DATA (A):
Net sales ........................................      $ 955.9          $  906.8
Gross profit .....................................        551.5(g)          556.4(h)
Selling, general and administrative expenses .....        522.3(g)          525.2(h)
Restructuring costs and other, net ...............         25.5(g)            9.3(h)
                                                         ------          --------
Operating income (loss) ..........................          3.7              21.9
Interest expense, net ............................        102.8             115.8
Amortization of debt issuance costs ..............          4.6               5.8
Loss (gain) on sale of product line, brand and
 facilities, net .................................         15.0               1.0
Miscellaneous, net ...............................          3.4               4.3
                                                        -------          ----------
Income (loss) from continuing operations
 before income taxes .............................       (122.1)           (105.0)
Provision for income taxes .......................          3.3               2.1
                                                        -------          ----------
Income (loss) from continuing operations .........       (125.4)           (107.1)
Income (loss) from discontinued operations .......        --                  --
Extraordinary items -- early extinguishment
 of debt .........................................        --                  --
                                                        -------          ----------
Net income (loss) ................................      $(125.4)         $ (107.1)
                                                        =======          ==========
Basic income (loss) from continuing
 operations per common share .....................      $(2.40)          $  (2.05)
Diluted income (loss) from continuing
 operations per common share .....................      $(2.40)          $  (2.05)

OTHER DATA:
Net cash provided by (used for) operating
 activities ......................................      $(89.0)          $ (110.9)
Net cash (used for) provided by investing
 activities ......................................        87.1               (7.6)
Net cash provided by (used for) financing
 activities ......................................       (15.6)              78.5
Adjusted EBITDA (i) ..............................       142.8              122.5
Capital expenditures .............................        10.4                9.4
Purchase of permanent displays ...................        35.6               53.5
Net loss, excluding goodwill amortization
 expense (j) .....................................
Basic and diluted net loss per common share,
 excluding goodwill amortization
 expense (j) .....................................
Pro forma net loss (k) ...........................                       $
Pro forma basic and diluted net loss per
 common share (k) ................................                       $


                                                                  DECEMBER 31,                                        PRO FORMA
                                        -------------------------------------------------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                           1997       1998          1999         2000          2001         2002         2002
                                        --------    --------     ---------     ---------    ---------     ---------   ---------
BALANCE SHEET DATA (A):
Total assets .......................    $1,757.6    $1,831.0     $ 1,558.9     $ 1,101.8    $   997.6     $   961.6    $
Total indebtedness .................     1,467.9     1,687.9       1,809.7       1,593.8      1,661.1       1,742.1
Total stockholders' deficiency .....      (458.8)     (647.7)     (1,015.0)     (1,106.7)    (1,282.7)     (1,400.2)


----------
See accompanying notes to Selected Historical and Unaudited Pro Forma Consolidated Financial Data

              NOTES TO SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                          CONSOLIDATED FINANCIAL DATA

(a) In March 2000 and May 2000, we completed the disposition of our worldwide professional products line and our Plusbelle brand in Argentina, respectively. In July 2001, we completed the disposition of our Colorama brand and facility in Brazil. Accordingly, the selected consolidated financial data include the results of operations of the professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.

(b) The impact of the second portion of the Guidelines for each of the years in the five-year period ended December 31, 2001 on reported net sales, gross profit and selling, general and administrative expenses was $(79.9), $(85.6), $(80.1), $(38.4) and $(43.9), respectively. The Guidelines do not affect our operating income
       (loss), net income (loss) or Adjusted EBITDA.

(c) In 1997, we incurred restructuring costs of $20.6 million in connection with the implementation of our business strategy to rationalize factory operations. These costs primarily included severance and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 million settlement of a claim and gains of approximately $4.3 million on the sales of certain factory operations outside the United States.

(d) In late 1998, we developed a strategy to reduce overall costs and streamline operations. To execute against this strategy, we began to develop a restructuring plan and executed the plan in several phases, which has resulted in several restructuring charges being recorded.

       In the fourth quarter of 1998, we began to execute the 1998 restructuring program which was designed to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a charge of $44.2 million, which includes $2.7 million charged to cost of sales. In 1998, we recognized gains of approximately $8.4 million for the sales of certain non-core assets.

(e) In the first nine months of 1999, we continued to execute the 1998 restructuring program and we recorded an additional net charge of $20.5 million, principally for employee severance and other personnel benefits and obligations for excess leased real estate primarily in the United States. Also in 1999, we exited from a non-core business, resulting in a charge of $1.6 million.

       During the fourth quarter of 1999, we continued to restructure our organization and began a new program in line with our original restructuring plan developed in late 1998, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States, including certain operations in Japan, resulting in a charge of $18.1 million.

       During the fourth quarter of 1999, we recorded a charge to selling, general and administrative expenses of $22.0 million related to executive separation costs related to this new program.

(f) In the first and second quarter of 2000, we recorded charges of $9.5 million and $5.1 million, respectively, relating to the 1999 restructuring program that began in the fourth quarter of 1999.

       During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we initiated a new restructuring program in line with our original restructuring plan developed in late 1998 designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. The 2000 restructuring program also includes the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand, and the elimination of several domestic and international executive and operational positions, each of which were effected to reduce and streamline corporate overhead costs. In the third quarter of 2000, we recorded a charge of $13.7 million for programs begun in the quarter as well as for the expanded scope of programs previously commenced. In the fourth quarter of 2000, we recorded a charge of $25.8 million related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

     During the fourth quarter of 2000, we recorded $4.9 million to cost of sales related to additional costs associated with the consolidation of worldwide operations.

(g) In the first, second, third and fourth quarters of 2001, we recorded charges of $14.6 million, $7.9 million, $3.0 million and $12.6 million, respectively, related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits, relocation and other costs related to the consolidation of worldwide operations and the charge in the fourth quarter of 2001 also was for an adjustment to previous estimates of approximately $6.6 million.

     In the first nine months of 2001 and the fourth quarter of 2001, we recorded $30.6 million and $7.6 million, respectively, to cost of sales (which includes $6.1 million of increased depreciation in the first nine months of 2001) and $6.9 million and ($1.5) million, respectively, to selling, general and administrative expenses related to additional costs associated with the shutdown of our Phoenix and Canadian facilities.

(h) During the nine-month period ended September 30, 2002, we continued to implement the 2000 restructuring program, as well as other restructuring actions, and recorded a charge of $9.3 million, principally for additional employee severance and other personal benefits, primarily resulting from reduction of our worldwide sales force, relocation and other costs related to the consolidation of worldwide operations.

     During the nine-month period ended September 30, 2002, we recorded a charge of $1.3 million to cost of sales and $8.4 million ($8.3 million of which are executive separation costs) to selling, general and administrative expenses related to additional costs associated with the shutdown of our Phoenix and Canadian facilities.

(i) We define Adjusted EBITDA as income (loss) from continuing operations before (i) provision for income taxes, (ii) interest expense, net, (iii) amortization of debt issuance costs, (iv) loss (gain) on sales of product line, brands and facilities sold, net, (v) miscellaneous, net, (vi) EBITDA from product line, brands and facilities sold and (vii) restructuring costs and other, net, and additional costs associated with the consolidation of our worldwide operations and executive separation costs, plus depreciation and amortization other than that relating to early extinguishment of debt, discount and debt issuance costs. Adjusted EBITDA is presented here as a measure of our debt service ability, not of our operating results. Adjusted EBITDA should not be considered in isolation, as a substitute for net income or cash flow from operations prepared in accordance with accounting principles generally accepted in the United States of America or as a measure of our profitability or liquidity. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, Adjusted EBITDA may be defined differently for purposes of our credit agreement. Furthermore, other companies may define Adjusted EBITDA differently and as a result our Adjusted EBITDA may not be comparable to that of other companies.

    The following table sets forth a reconciliation of income (loss) from continuing operations to Adjusted EBITDA:

                                                                          YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------------------
                                                1997            1998              1999              2000              2001
                                           -------------- ---------------- ----------------- ----------------- -----------------
                                                                           (DOLLARS IN MILLIONS)
   Income (loss) from continuing
     operations ..........................   $    56.6       $   (27.3)       $   (370.9)       $   (129.7)       $   (150.1)
   Provision for income taxes ............         9.3             5.0               9.1               8.6               4.1
   Interest expense, net .................       129.5           132.7             145.1             142.4             136.6
   Amortization of debt issuance
     costs ...............................         6.6             5.1               4.3               5.6               6.2
   Loss (gain) on sales of product
     line, brand and facilities, net .....          --              --               0.9             (10.8)             14.4
   Miscellaneous, net ....................        12.2             9.2              (0.5)             (0.2)              4.9
   EBITDA from product line,
     brands and facilities sold (a) ......       (53.7)          (57.6)            (45.4)            (11.4)              1.5
   Restructuring costs and other,
     net .................................         3.6(c)         35.8(d)           62.2(e)           59.0(f)           81.7(g)
   Depreciation and amortization .........        93.1           106.2             121.7             120.9             100.9
                                             ---------       ---------        ----------        ----------        ----------
   Adjusted EBITDA .......................    $  257.2       $   209.1        $    (73.5)       $    184.4        $    200.2
                                             =========       =========        ==========        ==========        ==========

                                               NINE MONTHS ENDED
                                                  SEPTEMBER 30,
                                             ------------------------
                                               2001           2002
                                             ---------     -----------
                                                  (DOLLARS IN MILLIONS)
   Income (loss) from continuing
     operations ..........................    $(125.4)       $ (107.1)
   Provision for income taxes ............        3.3             2.1
   Interest expense, net .................      102.8           115.8
   Amortization of debt issuance
     costs ...............................        4.6             5.8
   Loss (gain) on sales of product
     line, brand and facilities, net .....       15.0             1.0
   Miscellaneous, net ....................        3.4             4.3
   EBITDA from product line,
     brands and facilities sold (a) ......        1.5              --
   Restructuring costs and other,
     net .................................       63.0(g)         19.0(h)
   Depreciation and amortization .........       74.6            81.6
                                              -------        --------
   Adjusted EBITDA .......................    $ 142.8        $  122.5
                                              =======        ========


(j) On January 1, 2002, we adopted FASB Statement 142, "Goodwill and Other Intangible Assets." Statement 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Intangible assets consist of net trademarks, patents and goodwill. Amounts outstanding for those intangible assets are as follows:


                                    YEAR ENDED DECEMBER 31,
                               ---------------------------------
                                  1999        2000        2001
                               ---------   ---------   ---------
                                     (DOLLARS IN MILLIONS)
   Trademarks, net .........   $   5.1     $   5.7     $   6.8
   Patents, net ............       7.1         6.7         5.8
   Goodwill, net ...........     344.6       193.7       185.9
                               -------     -------     -------
     Total .................   $ 356.8     $ 206.1     $ 198.5
                               =======     =======     =======

     Amortization expense related to intangible assets was $14.0 million, $10.5 million and $9.2 million for the years ended December 31, 1999, 2000 and 2001, respectively.

     In connection with the adoption of Statement 142, amortization of goodwill ceased on January 1, 2002. Amortization expense related to goodwill was $12.8 million, $9.0 million and $7.7 million for the years ended December 31, 1999, 2000 and 2001, respectively. Net loss and basic and diluted net loss per common share presented exclude amortization expense related to goodwill for the fiscal years ended December 31, 1999, 2000 and 2001.

(k) Pro forma basic and diluted loss per common share reflects an adjustment to reflect the number of additional shares issued for the excess of the subscription price of $ per share over the fair value of our Class A common stock (the closing price per share of our Class A common stock on the NYSE on the last day on which the shares are traded, together with the rights,
     of $   per share). This difference is reflected in a manner similar to a stock dividend in accordance with FASB Statement No. 128, Earnings per Share. As a result, pro forma basic and diluted loss per common share reflect a decrease in loss per common share of $ for the year ended December 31, 2001 and $ for the nine months ended September 30, 2002.

     Basic and diluted income (loss) from continuing operations per common share for each of the years in the five-year period ended December 31, 2001 and for the nine-month periods ended September 30, 2001 and 2002 have not been restated to reflect this adjustment. If at the time of the consummation of this rights offering, the fair value of the shares is more than the subscription price determined pursuant to the formula described on page v, basic and diluted earnings per share will be restated for all periods presented, similar to a stock dividend.

     In addition, pro forma results reflect the increase in interest expense of $ million or $ pro forma basic and diluted loss per common share and $
     million or $    pro forma basic and diluted loss per common share,
     respectively, for the year ended December 31, 2001 and the nine months ended September 30, 2002, as if the MacAndrews & Forbes $100 million term loan was fully drawn on January 1, 2001 at an interest rate of 12.0% per annum and the effects of the amendments to the credit agreement.

     The $40-65 million line of credit is not assumed to be drawn for pro forma purposes, nor is the $50 million Series C preferred stock investment expected to be advanced. Therefore no adjustments to pro forma net loss and pro forma basic and diluted net loss per common share are reflected for the year ended December 31, 2001 and the nine-months ended September 30, 2002 for these transactions.

                              THE RIGHTS OFFERING

REASONS FOR THE RIGHTS OFFERING

     On February 5, 2003, we announced that our board of directors, at the recommendation of its special committee of independent directors, had discussed and authorized:

     o the MacAndrews & Forbes $100 million term loan, the $50 million Series C preferred stock investment, if any, and the $40-65 million line of credit from MacAndrews & Forbes to Products Corporation;

     o    the commencement of this rights offering; and

     o the Investment Agreement under which MacAndrews & Forbes agreed to take certain actions with regard to this rights offering, including, without limitation, its agreement to make the $50 million Series C preferred stock investment if, prior to closing this rights offering, we have fully drawn the MacAndrews & Forbes $100 million term loan.

     This rights offering is being made in connection with the stabilization and growth phase of our plan, which involves, among other things, increasing advertising and media spending, making certain changes to our newly-configured in-store wall displays in the United States and reconfiguring existing wall displays at our retail accounts in the United States, reducing the number of our SKUs in the United States, selectively adjusting prices on certain products in the United States, optimizing product availability to consumers and further strengthening our new product development process. If this rights offering is canceled, any funds we or the subscription agent have received from you will be promptly refunded, without interest or deduction.

     In reaching its conclusion, our board of directors considered a number of factors, including:

     o our needs for cash to help fund a portion of the costs and expenses of the stabilization and growth phase of our plan and to help satisfy anticipated obligations arising from the implementation of such plan;

     o the opportunity that this rights offering allows all of our stockholders on the rights offering record date to participate and acquire additional shares of our Class A common stock at a discount to the market price;

     o concerns as to the availability of other financing alternatives, in light of the difficulties faced by the company in raising equity capital or debt on terms as favorable as the MacAndrews & Forbes proposal in light of the current state of the capital markets and our business;

     o the subscription price relative to our Class A common stock's historical and recent trading price and pricing policies customary for transactions of this type;

     o MacAndrews & Forbes' willingness to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege and to purchase all of the shares of our Class A common stock not subscribed for by our other stockholders pursuant to their basic subscription privileges and their over-subscription privileges, which ensured that the maximum of $50 million would be raised in this rights offering, as well as its willingness to subordinate its over-subscription rights that it otherwise would be entitled to exercise in order to enhance the over-subscription privileges of our other stockholders;

     o the potential impact of this rights offering on relative voting and ownership interests of our stockholders as described under "Effects of Rights Offering on the MacAndrews & Forbes' Securities and Ownership" included elsewhere in this prospectus; and

     o    the potential tax consequences of this rights offering.

Neither our board of directors nor its special committee is making any recommendation as to whether or not you should exercise or sell your subscription rights.

THE RIGHTS

     We will distribute to each holder of our Class A and Class B common stock who is a record holder of our Class A and Class B common stock on the rights offering record date, which is 5:00 p.m., New York City time, on , 2003, at no charge, transferable subscription right for each share of Class A and Class B common stock owned, for a total of approximately subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase share[s] of our Class A common stock at a price of $ . If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our Class A common stock under your over-subscription privilege. If a sufficient number of shares of our Class A common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of Class A common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. If a sufficient number of shares of our Class A common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of Class A common stock will be sold pro rata among subscription rights holders who exercised their over-subscription based on the number of shares of our Class A common stock each subscription rights holder subscribed for under the basic subscription privilege. MacAndrews & Forbes has agreed not to exercise its over-subscription privilege in order to enhance the over-subscription privileges of our other Class A common stockholders. We have not engaged an underwriter in connection with this rights offering.

NO FRACTIONAL RIGHTS

     We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded, as appropriate, to the nearest whole number with such adjustments as may be necessary to ensure that we will receive gross proceeds of $50 million from this rights offering.

     You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights.

EXPIRATION OF THE RIGHTS OFFERING

     You may exercise your subscription rights at any time before 5:00 p.m.,
New York City time, on           , 2003, the expiration date for this rights
offering. We may, in our sole discretion, extend the time for exercising the subscription rights.

     If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

SUBSCRIPTION PRIVILEGES

     Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

     Basic Subscription Privilege. With your basic subscription privilege, you
may purchase       share[s] of our Class A common stock per subscription right, upon delivery of the required documents
and payment of the subscription price of $     per share. You are not required
to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to you or your broker certificates representing the shares that you purchased with your basic subscription privilege as soon as practicable after this rights offering has expired.

     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our Class A common stock, upon delivery of the required documents and payment of the subscription price
of $     per share, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full.

     Pro Rata Allocation. If there are not enough shares of our Class A common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our Class A common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our Class A common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges. If there is a pro rata allocation of the remaining shares of our Class A common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

     MacAndrews & Forbes will not be allocated any additional shares of our Class A common stock as part of its over-subscription privilege because it has agreed in the Investment Agreement not to exercise its over-subscription privilege.

     Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our Class A common stock that you own individually and shares of our Class A common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our Class A common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of our Class A common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to you or your broker certificates representing the shares of our Class A common stock that you purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed.

CONDITIONS TO THIS RIGHTS OFFERING

     We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also "--Cancellation Rights".

METHOD OF SUBSCRIPTION--EXERCISE OF RIGHTS

     You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on
          , 2003, the expiration date of this rights offering:

     o Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

     o Your full subscription price payment for each share subscribed for under your subscription privileges.

     If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m.
New York City time on            , 2003, the expiration date of this rights
offering.

     Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price
payment prior to 5:00 p.m., New York City time, on           , 2003, the
expiration date of this rights offering.

METHOD OF PAYMENT

     Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Class A common stock for which you are subscribing by either:

     o check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

     o wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JPMorgan Chase Bank, ABA No. 021 000 021, Account No. 323-113109.

RECEIPT OF PAYMENT

     Your payment will be considered received by the subscription agent only upon:

     o    Clearance of any uncertified check;

     o Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

     o Receipt of collected funds in the subscription account designated above.


CLEARANCE OF UNCERTIFIED CHECKS

     If you are paying by uncertified personal check, please note that uncertified checks may take at least five (5) business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

     You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

   If by mail to:
   AMERICAN STOCK TRANSFER & TRUST COMPANY
   59 Maiden Lane
   New York, NY 10038

   If by hand delivery or overnight courier to:
   AMERICAN STOCK TRANSFER & TRUST COMPANY
   6201 15th Avenue
   Brooklyn, NY 11219

     Banks and brokerage firms should use the 59 Maiden Lane address.

     You may call the subscription agent at (718) 921-8200.

     Your delivery to an address other than the addresses set forth above will not constitute valid delivery.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

     If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our Class A common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our Class A common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

EXERCISING A PORTION OF YOUR SUBSCRIPTION RIGHTS

     If you subscribe for fewer than all of the shares of our Class A common stock represented by your subscription rights certificate, you may receive from the subscription agent a new subscription rights certificate representing your unused subscription rights. However, all subscription rights must be exercised prior to the expiration date of this rights offering, or else your subscription rights will be null and void. We will not issue any subscription rights certificates for unexercised subscription rights after the rights offering expiration date.

YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF OUR CLASS A COMMON STOCK ARE ISSUED

     The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other subscription rights holders until we issue your shares of our Class A common stock to you upon consummation of the rights offering.

NO FRACTIONAL SHARES

     No fractional shares will be issued upon exercise of the subscription rights. We will instead round the number of shares upon exercise of the subscription rights, as appropriate, to the nearest whole number.

MEDALLION GUARANTEE MAY BE REQUIRED

     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

     o Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

     o    You are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds
shares of our common stock for the account of others on           , 2003, the
rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

BENEFICIAL OWNERS

     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

INSTRUCTIONS FOR COMPLETING YOUR SUBSCRIPTION RIGHTS CERTIFICATE

     You should read and follow the instructions accompanying the subscription rights certificates carefully.

     You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five
(5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

     We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our Class A common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

REGULATORY LIMITATION

     We will not be required to issue to you shares of our Class A common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time this rights offering expires, you have not obtained such clearance or approval.

GUARANTEED DELIVERY PROCEDURES

     If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

     o Deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in "--Method of Payment";

     o Deliver to the subscription agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery", substantially in the form provided with the "Instructions as to Use of Revlon, Inc. Subscription Rights Certificates" distributed with your subscription rights certificates; and

     o Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three (3) New York Stock Exchange trading days following the date of your Notice of Guaranteed Delivery.

     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Revlon, Inc. Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

     In your Notice of Guaranteed Delivery, you must state:

     o    Your name;

     o The number of subscription rights represented by your subscription rights certificates, the number of shares of our Class A common stock you are subscribing for under your basic subscription privilege and the number of shares of our Class A common stock you are subscribing for under your over-subscription privilege, if any; and

     o Your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under "--Delivery of Subscription Materials and Payment." You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Telecopy No.: (718) 234-5001). To confirm facsimile deliveries, you may call (718) 921-8200.

     The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call (800) 949-2583 to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call collect at (212) 269-5550 to request any copies of the form of Notice of Guaranteed Delivery.

QUESTIONS ABOUT EXERCISING SUBSCRIPTION RIGHTS

     If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Revlon, Inc. Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the information agent at the address and telephone number set forth above under "Questions and Answers About the Rights Offering" included elsewhere in this prospectus.

SUBSCRIPTION AGENT AND INFORMATION AGENT

     We have appointed American Stock Transfer & Trust Company to act as subscription agent and D.F. King & Co., Inc. to act as information agent for this rights offering. We will pay all fees and expenses of the subscription agent and the information agent related to this rights offering and have also agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with this rights offering.

NO REVOCATION

     Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

PROCEDURES FOR DTC PARTICIPANTS

     We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our Class A common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our Class A common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

SUBSCRIPTION PRICE

     The subscription price is $     per share. For more information with
respect to how the subscription price was determined, see "Questions and Answers About the Rights Offering" included elsewhere in this prospectus.

FOREIGN AND OTHER STOCKHOLDERS

     Subscription rights certificates will be mailed to subscription rights holders whose addresses are outside the United States or who have an APO or FPO address. To exercise such subscription rights, you must notify the subscription agent, and take all other steps which are necessary to exercise your subscription rights on or prior to the expiration date of this rights offering. Your subscription rights will expire and will have no value if the procedures set forth in the preceding sentence are not followed prior to the expiration date.

EXPIRATION DATE, EXTENSIONS AND TERMINATION

     We may extend this rights offering and the period for exercising your subscription rights, in our sole discretion. The subscription rights will
expire at 5:00 p.m., New York City time, on           , 2003, unless we decide
to extend this rights offering. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering will be similarly extended. If you do not exercise your basic subscription privilege prior to the expiration date of this rights offering, your subscription rights will be null and void and will have no value. We will not be required to issue shares of our Class A common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above. In addition, we may terminate this rights offering, in whole or in part, at any time prior to the time this rights offering expires.

METHOD OF TRANSFERRING AND SELLING SUBSCRIPTION RIGHTS

     We anticipate that the subscription rights will be traded on the NYSE under the symbol " ". We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the subscription rights will trade, if at all. If you do not exercise or sell your subscription rights you will lose any value inherent in the subscription rights. See "--General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights" below.

     Transfer of Subscription Rights. You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights which you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

     If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

     o    receive and process your transfer instructions; and

     o issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

     If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

     General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights. The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, delivers the subscription rights certificates, the method of payment made by your transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

     You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, five business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificate are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

     You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent and information agent associated with this rights offering. Any amounts you owe will be deducted from your account.

     If you do not exercise your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

CANCELLATION RIGHTS

     Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our Class A common stock). If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

NO BOARD OR SPECIAL COMMITTEE RECOMMENDATION

     An investment in shares of our Class A common stock must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus. Our board of directors and the special committee of our board of directors makes no recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. You should not view MacAndrews & Forbes' agreements under the Investment Agreement as a recommendation or other indication by MacAndrews & Forbes or our board of directors that the exercise of your subscription rights is in your best interests.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Based on the         shares of our Class A common stock issued and
outstanding as of         , 2003, approximately     million shares of our Class
A common stock will be issued and outstanding after this rights offering expires, an increase in the number of outstanding shares of our Class A common
stock of approximately    %. The 31,250,000 shares of our Class B common stock,
all of which are beneficially owned by MacAndrews & Forbes, will remain outstanding.

EFFECTS OF RIGHTS OFFERING ON STOCK PLAN AND OTHER PLANS

     As of December 31, 2002, there were outstanding 2,005,000 restricted shares and options to purchase 7,886,064 shares of our Class A common stock issued or committed to be issued pursuant to stock options granted by us and our affiliates. None of the outstanding options or restricted shares have antidilution or other provisions of adjustment that will be triggered by this rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to vesting, if any, for the same number of shares of our Class A common stock and at the same exercise price as before this rights offering. Similarly, each restricted share will remain unchanged.

EFFECTS OF RIGHTS OFFERING ON THE MACANDREWS & FORBES' SECURITIES AND OWNERSHIP

     Even though the subscription rights will be offered on a one-for-one basis to each holder of our Class A and Class B common stock, because of MacAndrews & Forbes' commitment to back-stop this rights offering, the percentage of common stock owned by other stockholders will decrease unless all of the other stockholders exercise the subscription rights they will receive in full.

     Set forth below, for illustrative purposes only are two scenarios that indicate the effect that this rights offering and related share issuance could have on MacAndrews & Forbes' relative voting and economic interest. As of the date of this prospectus, MacAndrews & Forbes controls approximately 97% of the voting power of our outstanding capital stock and owns approximately 83% of our outstanding common stock.

     SCENARIO A -- All subscription rights are subscribed for on a pro rata basis by all of the stockholders to whom the subscription rights were issued, except MacAndrews & Forbes, and MacAndrews & Forbes purchases the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege. Because all of the subscription rights are exercised in the basic subscription privilege by holders other than MacAndrews & Forbes and MacAndrews & Forbes purchases the number of shares equivalent to its full pro rata portion of the shares offered pursuant to the basic subscription privilege to which it would otherwise have been entitled, no shares are exercisable in the over-subscription privilege and MacAndrews & Forbes does not need to back-stop this rights offering.

     SCENARIO B -- MacAndrews & Forbes is the only stockholder to acquire shares of our Class A common stock, which number of shares is equivalent to the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege and, through the back-stop, MacAndrews & Forbes acquires all of the shares offered in this rights offering.

                               NO. OF SHARES
                               PURCHASED BY                     MACANDREWS      MACANDREWS & FORBES
              TOTAL RIGHTS      MACANDREWS                       & FORBES       ECONOMIC OWNERSHIP
 SCENARIO        OFFERED         & FORBES       CASH RAISED      VOTING %           PERCENTAGE
----------   --------------   --------------   -------------   -----------   -------------------------
                                                                                            AT MAXIMUM
                                                                              UNDILUTED      DILUTION
                                                                             -----------   -----------
      A                                        $50,000,000         %             %              %
      B                                        $50,000,000         %             %              %

OTHER MATTERS

     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Class A common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

                             INVESTMENT AGREEMENT

     Pursuant to an Investment Agreement between Revlon, Products Corporation and MacAndrews Holdings, dated February 5, 2003, among other things, MacAndrews & Forbes agreed:

     o to purchase the full number of shares of our Class A common stock it would have been entitled to subscribe for in this rights offering in accordance with its basic subscription privilege;

     o to subordinate and not exercise the over-subscription privilege that it would otherwise be entitled to exercise in this rights offering;

     o to back-stop this rights offering by purchasing all of the shares of our Class A common stock that are not otherwise subscribed for by the other holders of subscription rights under their basic subscription privileges and over-subscription privileges; and

     o to make available to us (i) the $50 million Series C preferred stock investment, if any, which shares would be redeemed upon consummation of this rights offering, (ii) the MacAndrews & Forbes $100 million term loan and (iii) the $40-65 million line of credit.


     The Investment Agreement also provides that any shares of our Class A common stock acquired by MacAndrews & Forbes in transactions contemplated by the Investment Agreement will be deemed to be registrable securities under the existing registration rights agreement between us and REV Holdings LLC.

                                USE OF PROCEEDS

     Our gross proceeds from this rights offering will be $50 million. The net proceeds from this rights offering, combined with the proceeds from the MacAndrews & Forbes $100 million term loan as well as the $40-65 million line of credit, will be used to help fund a portion of the costs and expenses of our plan, which includes increasing advertising and media spending, changing our newly-configured in-store wall displays in the United States, reducing the number of our SKUs in the United States, selectively adjusting prices on certain products in the United States, optimizing product availability to consumers and further strengthening our new product development process, and for other general corporate purposes. Alternatively, the net proceeds from this rights offering will be used to fund the costs of redeeming the $50 million Series C preferred stock investment, if any.

                                   DILUTION

     Purchasers of our Class A common stock in this rights offering will experience an immediate dilution of the net tangible book value per share of our Class A common stock. Our net tangible book value as of September 30, 2002 was approximately $(1,624.5) million, or $(31.38) per share of our Class A and Class B common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Class A and Class B common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of Class A common stock in this rights offering and the net tangible book value per share of our Class A and Class B common stock immediately after this rights offering. Based on a
subscription price of $     per share and after deducting estimated offering
expenses payable by us, and the application of the estimated net proceeds from this rights offering, our pro forma net tangible book value as of September 30,
2002 would have been approximately $     million, or $     per share. This
represents an immediate increase in pro forma net tangible book value to
existing stockholders of $     per share and an immediate dilution to
purchasers in this rights offering of $     per share. The following table
illustrates this per share dilution:

Subscription price ......................................     $
 Net tangible book value per share prior to
 this rights offering ...................................     $ (31.38)
 Increase per share attributable to this
rights offering .........................................     $
Pro forma net tangible book value per share
 after this rights offering .............................     $
Dilution in net tangible book value per share
 to purchasers ..........................................     $

                                CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2002, as adjusted to give pro forma effect to this rights offering and the MacAndrews & Forbes $100 million term loan as if such transactions had occurred on September 30, 2002. The table should be read in conjunction with "Selected Historical Financial Data" and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.


                                                                                  AS OF SEPTEMBER 30, 2002
                                                                                 ---------------------------
                                                                                    ACTUAL       AS ADJUSTED
                                                                                 ------------   ------------
                                                                                    (DOLLARS IN MILLIONS,
                                                                                     EXCEPT SHARE DATA)
Short-term borrowings ........................................................   $    24.4      $    24.4
Long-term debt:
 Credit agreement ............................................................       191.3         191.3
 Term loan (a) ...............................................................          --         100.0
 12% Senior Secured Notes due 2005 ...........................................       352.7         352.7
 8 1/8% Senior Notes due 2006 ................................................       249.7         249.7
 9% Senior Notes due 2006 ....................................................       250.0         250.0
 8 5/8% Senior Subordinated Notes due 2008 ...................................       649.9         649.9
 Advances from Holdings ......................................................        24.1          24.1
                                                                                 ---------      ---------
Total indebtedness ...........................................................     1,742.1       1,842.1
                                                                                 ---------      ---------

Stockholders' deficiency:
 Preferred stock, par value $0.01 per share, 20,000,000 shares authorized,
   546 shares of Series A Preferred Stock are issued and outstanding .........        54.6          54.6
 Preferred stock, par value $0.01 per share, 20,000,000 shares authorized,
   4,333 shares of Series B Convertible Preferred Stock issued and
   outstanding ...............................................................          --            --
 Class A Common Stock, par value $0.01 per share, 350,000,000 shares
   authorized, 20,516,135 shares are issued and outstanding and   pro
   forma issued and outstanding (b) ..........................................         0.2
 Class B Common Stock, par value $0.01 per share, 200,000,000 shares
   authorized, 31,250,000 shares are issued and outstanding ..................         0.3           0.3
 Capital deficiency ..........................................................      (201.3)          (  )
 Accumulated deficit since June 24, 1992 .....................................    (1,182.5)     (1,182.5)
 Accumulated other comprehensive loss ........................................       (71.5)        (71.5)
                                                                                 ---------      ---------
Total stockholders' deficiency ...............................................    (1,400.2)
                                                                                 ---------      ---------
Total capitalization .........................................................   $   341.9      $
                                                                                 =========      =========

     (a) Assumes total commitment under the MacAndrews & Forbes $100 million term loan is outstanding and excludes funds available under the $40-65 million line of credit.

     (b)  Assumes     shares of common stock are issued pursuant to this rights
          offering.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain federal income tax consequences of this rights offering to holders of our common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of this rights offering or the related share issuance. The following summary does not address the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THIS RIGHTS OFFERING OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

     For U.S. federal income tax purposes, neither the receipt nor the exercise of the subscription rights will result in taxable income to you. Moreover, you will not realize a loss if you do not exercise the subscription rights. The holding period for a share acquired upon exercise of a subscription right begins with the date of exercise. The basis for determining gain or loss upon the sale of a share acquired upon the exercise of a subscription right will be equal to the sum of:

     o    the subscription price per share;

     o any servicing fee charged to you by your broker, bank or trust company; and

     o    the basis, if any, in the subscription rights that you exercised.

     A gain or loss recognized upon a sale of a share acquired upon the exercise of a subscription right will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. This gain or loss will be a long-term capital gain or loss if the share has been held at the time of sale for more than one year.

     As noted above, your basis in a share issued under the subscription rights offer includes your basis in the subscription rights underlying that share. If the aggregate fair market value of the subscription rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the subscription rights issued to you will be zero unless you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this rights offering. If the aggregate fair market value of the subscription rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this offering, then your basis in previously owned common stock will be allocated between such common stock and the subscription rights based upon the relative fair market value of such common stock and the subscription rights as of the date of the distribution of the subscription rights. Thus, if such an allocation is made and the rights are later exercised, the basis in the common stock you originally owned will be reduced by an amount equal to the basis allocated to the subscription rights. An election must be made in a statement attached to your federal income tax return for the year in which the subscription rights are distributed. If the subscription rights expire without exercise, you will realize no loss and no portion of your basis in the common stock will be allocated to the unexercised subscription rights.

     If you sell, exchange or otherwise dispose of subscription rights received in the rights offering prior to the expiration date, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received, and (ii) your tax basis (if any) in the subscription rights disposed of. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the subscription rights exceeds one year at the time of disposition. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

                                 LEGAL MATTERS

     The validity of the subscription rights and the shares of Class A common stock offered pursuant to this rights offering will be passed upon for us by Robert K. Kretzman, Esq., Senior Vice President, General Counsel and Secretary of Revlon. Mr. Kretzman holds restricted shares of our Class A common stock and options to acquire shares of our Class A common stock and has an interest in shares of our Class A common stock held by our 401(K) plan.

                                    EXPERTS

     Our consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's internet Web site at www.sec.gov. Our Class A common stock is listed on the New York Stock Exchange, and our reports, proxy statements and other information concerning us may also be read and copied at the offices of the NYSE.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to this rights offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement and the documents which we reference under the caption "Incorporation of Certain Documents by Reference."


     The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facilities of the SEC located at the addresses set forth above. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities.


     You should rely only on the information contained, or incorporated by reference in, this prospectus. We have not authorized anyone to provide information different from that contained in, or incorporated by reference in, this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

================================================================================








                               21,739,130 SHARES



                                 REVLON, INC.



                             CLASS A COMMON STOCK






                             ---------------------
                                  PROSPECTUS
                             ---------------------
                                     , 2003








================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Securities and Exchange Commission Registration Fee ..........  $      828
   Printing Expenses ............................................      35,000
   Accounting Fees and Expenses .................................      75,000
   Legal Fees and Expenses ......................................     540,000
   Miscellaneous (including financial advisor expenses) .........   1,537,000
                                                                   ----------
      Total .....................................................  $2,187,828
                                                                   ==========

All amounts shown are estimates, except the Securities and Exchange Commission registration fee.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     Article X of the By-laws of Revlon, Inc. (the "Company") provides for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.

     Section 8 of Article X of the By-laws provides that the Company may purchase and maintain insurance on behalf of its directors and officers. The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 11 of Article X of the By-laws provides that except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company.

     Article Fifth (4) of the Company's Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ITEM 16.  EXHIBITS

     The following is a list of all exhibits filed as part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

                                                             LOCATION OR INCORPORATION
 EXHIBIT NO.                   DESCRIPTION                        BY REFERENCE TO
-------------   -----------------------------------------   --------------------------
    2.          PLAN OF ACQUISITION ETC.

    2.1         Investment Agreement, dated as of           Incorporated by reference to
                February 5, 2003, among Revlon, Inc.,       Exhibit 2.1 to the Current
                Revlon Consumer Products Corporation        Report on Form 8-K of Revlon
                and MacAndrews & Forbes Holdings Inc.       Consumer Products Corporation,
                                                            filed with the Commission on
                                                            February 5, 2003

    4.          INSTRUMENTS DEFINING THE
                RIGHTS OF SECURITY HOLDERS,
                INCLUDING INDENTURES.

    4.1         Specimen Class A Common Stock               Included herein
                Certificate

    4.2         Form of Subscription Rights Certificate     Included herein

    5.          OPINION RE LEGALITY.

    5.1         Form of opinion of Robert K. Kretzman,      Included herein
                Esq.

   23.          CONSENTS.

   23.1         Consent of Robert K. Kretzman, Esq.         Included in Exhibit 5.1

   23.2         Consent of KPMG LLP, Independent            Included herein
                Auditors

   24.          POWERS OF ATTORNEY.

   24.1         Power of Attorney executed by Ronald        Included herein
                O. Perelman

   24.2         Power of Attorney executed by Jack L.       Included herein
                Stahl

   24.3         Power of Attorney executed by Howard        Included herein
                Gittis

                                                               LOCATION OR INCORPORATION
 EXHIBIT NO.                    DESCRIPTION                         BY REFERENCE TO
-------------   -------------------------------------------   --------------------------
   24.4         Power of Attorney executed by Douglas         Included herein
                H. Greeff

   24.5         Power of Attorney executed by Donald          Included herein
                G. Drapkin

   24.6         Power of Attorney executed by Meyer           Included herein
                Feldberg

   24.7         Power of Attorney executed by Vernon          Included herein
                E. Jordan, Jr.

   24.8         Power of Attorney executed by Edward          Included herein
                J. Landau

   24.9         Power of Attorney executed by Linda           Included herein
                Gosden Robinson

   24.10        Power of Attorney executed by Terry           Included herein
                Semel

   24.11        Power of Attorney executed by Martha          Included herein
                Stewart

   99.          ADDITIONAL EXHIBITS.

   99.1         Form of Instructions for Use of Revlon,       Included herein
                Inc. Subscription Rights Certificates

   99.2         Form of Notice of Guaranteed Delivery         Included herein
                for Subscription Rights

   99.3         Form of Letter to Stockholders Who Are        Included herein
                Record Holders

   99.4         Form of Letter to Stockholders Who Are        Included herein
                Beneficial Holders

   99.5         Form of Letter to Clients of Stockholders     Included herein
                Who Are Beneficial Holders

   99.6         Form of Nominee Holder Certification          Included herein
                Form

   99.7         Form of Beneficial Owner Election Form        Included herein

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in any such amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 5th day of February, 2003.

                                        REVLON, INC.

                                            /s/ Robert K. Kretzman
                                        By: ---------------------------------
                                        Name:  Robert K. Kretzman
                                        Title: Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                             TITLE                         DATE
               *                Chairman of the Board and              February 5, 2003
   -------------------------    Director
        Ronald O. Perelman

       /s/ Jack L. Stahl        President, Chief Executive Officer     February 5, 2003
   -------------------------    and Director (Principal Executive
         Jack L. Stahl          Officer)

      /s/ Douglas H. Greeff     Executive Vice President and           February 5, 2003
   -------------------------
       Douglas H. Greeff        Chief Financial Officer (Principal
                                Financial Officer)

               *                Director                               February 5, 2003
   -------------------------
         Howard Gittis

               *                Director                               February 5, 2003
   -------------------------
       Donald G. Drapkin

               *                Director                               February 5, 2003
   -------------------------
        Meyer Feldberg

               *                Director                               February 5, 2003
   -------------------------
       Vernon E. Jordan, Jr.

               *                Director                               February 5, 2003
   -------------------------
       Edward J. Landau

               *                Director                               February 5, 2003
   -------------------------
      Linda Godsen Robinson

               *                Director                               February 5, 2003
   -------------------------
          Terry Semel

               *                Director                               February 5, 2003
   -------------------------
        Martha Stewart

       /s/ Laurence Winoker     Senior Vice President, Corporate       February 5, 2003
   -------------------------    Controller and Treasurer (Principal
       Laurence Winoker         Accounting Officer)

* Robert K. Kretzman, by signing his name hereto, does hereby sign this registration statement on behalf of the directors and officers of the registrant above whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and filed with the Securities and Exchange Commission.


By:/s/ Robert K. Kretzman
-------------------------
Name: Robert K. Kretzman
Title: Attorney-in-fact

                                 EXHIBIT INDEX

                                                             LOCATION OR INCORPORATION
 EXHIBIT NO.                   DESCRIPTION                        BY REFERENCE TO
-------------   -----------------------------------------   --------------------------
    2.          PLAN OF ACQUISITION ETC.

    2.1         Investment Agreement, dated as of           Incorporated by reference to
                February 5, 2003, among Revlon, Inc.,       Exhibit 2.1 to the Current
                Revlon Consumer Products Corporation        Report on Form 8-K of Revlon
                and MacAndrews & Forbes Holdings Inc.       Consumer Products Corporation,
                                                            filed with the Commission on
                                                            February 5, 2003

    4.          INSTRUMENTS DEFINING THE
                RIGHTS OF SECURITY HOLDERS,
                INCLUDING INDENTURES.

    4.1         Specimen Class A Common Stock               Included herein
                Certificate

    4.2         Form of Subscription Rights Certificate     Included herein

    5.          OPINION RE LEGALITY.

    5.1         Form of opinion of Robert K. Kretzman,      Included herein
                Esq.

   23.          CONSENTS.

   23.1         Consent of Robert K. Kretzman, Esq.         Included in Exhibit 5.1

   23.2         Consent of KPMG LLP, Independent            Included herein
                Auditors

   24.          POWERS OF ATTORNEY.

   24.1         Power of Attorney executed by Ronald        Included herein
                O. Perelman

   24.2         Power of Attorney executed by Jack L.       Included herein
                Stahl

   24.3         Power of Attorney executed by Howard        Included herein
                Gittis

   24.4         Power of Attorney executed by Douglas       Included herein
                H. Greeff

   24.5         Power of Attorney executed by Donald        Included herein
                G. Drapkin

   24.6         Power of Attorney executed by Meyer         Included herein
                Feldberg

   24.7         Power of Attorney executed by Vernon        Included herein
                E. Jordan, Jr.

   24.8         Power of Attorney executed by Edward        Included herein
                J. Landau

   24.9         Power of Attorney executed by Linda         Included herein
                Gosden Robinson

                                                               LOCATION OR INCORPORATION
 EXHIBIT NO.                    DESCRIPTION                         BY REFERENCE TO
-------------   -------------------------------------------   --------------------------
   24.10        Power of Attorney executed by Terry           Included herein
                Semel

   24.11        Power of Attorney executed by Martha          Included herein
                Stewart

   99.          ADDITIONAL EXHIBITS.

   99.1         Form of Instructions for Use of Revlon,       Included herein
                Inc. Subscription Rights Certificates

   99.2         Form of Notice of Guaranteed Delivery         Included herein
                for Subscription Rights

   99.3         Form of Letter to Stockholders Who Are        Included herein
                Record Holders

   99.4         Form of Letter to Stockholders Who Are        Included herein
                Beneficial Holders

   99.5         Form of Letter to Clients of Stockholders     Included herein
                Who Are Beneficial Holders

   99.6         Form of Nominee Holder Certification          Included herein
                Form

   99.7         Form of Beneficial Owner Election Form        Included herein